   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996
                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
         DELAWARE                      8351                    04-2949680
                                (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER                INDUSTRIAL            IDENTIFICATION NO.)
     JURISDICTION OF           CLASSIFICATION CODE
     INCORPORATION OR                NUMBER)
      ORGANIZATION)

                                ---------------
 ONE KENDALL SQUARE, BUILDING 200, CAMBRIDGE, MASSACHUSETTS 02139, (617) 577-
                                     8020
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                    ROGER H. BROWN, CHIEF EXECUTIVE OFFICER
 ONE KENDALL SQUARE, BUILDING 200, CAMBRIDGE, MASSACHUSETTS 02139, (617) 577-
                                     8020
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
          ALFRED O. ROSE, ESQ.                   LESLIE E. DAVIS, ESQ.
              ROPES & GRAY                  TESTA, HURWITZ & THIBEAULT, LLP
         ONE INTERNATIONAL PLACE                    125 HIGH STREET
    BOSTON, MASSACHUSETTS 02110-2624          BOSTON, MASSACHUSETTS 02110
             (617) 951-7000                          (617) 248-7000


                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AGGREGATE OFFERING           AMOUNT OF
          SECURITIES TO BE REGISTERED                       PRICE (1)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, $0.01 Par Value...................           $23,000,000              $6,970.00

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1)Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                                OCTOBER 29, 1996

                                       Shares

        [LOGO OF BRIGHT HORIZONS CHILDREN'S CENTERS, INC. APPEARS HERE]


                                  Common Stock

                                   --------

  Of the      shares of Common Stock offered hereby,      shares are being
offered by Bright Horizons Children's Centers, Inc. ("Bright Horizons" or the
"Company") and      shares are being offered by the Selling Stockholders. The
Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between
$     and $     per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "BRHZ."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PRICE            UNDERWRITING          PROCEEDS           PROCEEDS TO
                                  TO             DISCOUNTS AND            TO                SELLING
                                PUBLIC          COMMISSIONS(1)        COMPANY(2)        STOCKHOLDERS(3)
-------------------------------------------------------------------------------------------------------
Per Share...............        $                    $                   $
-------------------------------------------------------------------------------------------------------
Total(3)................        $                   $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses of the offering payable by the Company estimated
    at $    .

(3) The Selling Stockholders have granted to the Underwriters a 30-day option
    to purchase up to an additional       shares of Common Stock solely to
    cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to
    Selling Stockholders will be $    , $    , $    , and $    , respectively.
    See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
       , 1996.

                               Alex. Brown & Sons
                                 INCORPORATED

                 THE DATE OF THIS PROSPECTUS IS         , 1996.

"The Bright Horizons mission is to create innovative child care programs that help young children reach their full potential. Every day we must strive to: honor each child's unique capacities; support families as partners; respond to our corporate sponsors; help one another grow professionally; and build an economically healthy organization. We aim to do this so successfully that we have a tangible impact on the well-being of children in this country."

                                     --Bright Horizons Mission Statement

               [PHOTOGRAPHS OF CHILD CARE CENTERS IN OPERATION]

                                 ------------

  The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by an independent public accounting firm and with quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                 ------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." The Company's fiscal year ends on June 30. All references to fiscal years in this Prospectus refer to the fiscal years ending in the calendar years indicated (e.g. fiscal 1996 refers to the fiscal year ended June 30, 1996).

                                  THE COMPANY

  Bright Horizons is the leading provider of corporate-sponsored work-site child care services in the United States, operating 129 work-site child care centers providing care and education to more than 11,000 children. Demographic changes, particularly the increasing percentage of mothers in the work force, have driven significant growth in the market for child care services. A growing number of corporations, hospitals, government agencies and universities sponsor work-site child care centers in order to increase the productivity, loyalty and commitment of their work forces and to gain a competitive advantage in recruiting and retaining talented employees. Corporate sponsor support enables Bright Horizons to limit its start-up and/or operating costs and to concentrate its investment in those areas that directly translate into high-quality child care, specifically faculty compensation, high teacher-child ratios, curricula, continuing faculty education, facilities and equipment. Since the end of fiscal 1992, Bright Horizons has grown from 41 to 129 centers, with revenues during the past five fiscal years increasing at a 39% compound annual rate from $17.1 million to $64.2 million. The Company currently provides work-site child care services to major corporate sponsors, including IBM (two centers), Motorola (four centers), Salomon Brothers, Glaxo Wellcome (three centers), DuPont, Warner Bros., MCA/Universal, Mattel and well-known institutions such as New York Hospital, Beth Israel Deaconess Medical Center and The George Washington University.

  The market for child care services in the United States is large and experiencing a shift toward center-based child care. According to industry sources, approximately $27 billion was spent on child care services in 1994, including nannies, relatives, family child care (services operated out of a caregiver's home) and center-based child care (work-site and residential child care centers, full- and part-time nursery schools and church-affiliated and other not-for-profit providers). Although the number of births has remained relatively constant since 1990, the child care market has continued to grow steadily, driven primarily by the increasing percentage of mothers in the work force. Today, over 60% of mothers with children under six are in the work force, compared to 22% in 1960. Among college-educated women, 70% of mothers with children under one are in the work force. Center-based child care has gained significant market share in the overall child care market over the last 20 years. The Company believes that parents, particularly well-educated, dual-income couples, prefer the greater reliability, better facilities and adherence to licensing standards offered by center-based child care providers.

  Corporate-sponsored work-site child care, which Bright Horizons and others pioneered in the late 1980s, offers distinct advantages to parents and corporate sponsors over other forms of center-based child care. Financial support from corporate sponsors enables Bright Horizons to devote greater resources to the quality of care than residential center-based child care chains. Parents are able to participate in their child's ongoing care and education and monitor quality by visiting the work-site center during the work day. Work-site centers are often the most convenient child care option for parents with respect to commuting and work schedule needs. Corporations and other employers benefit from work-site child care due to higher employee productivity, loyalty and commitment. As corporations have recognized that child care benefits can be a powerful employee recruitment and retention tool, the percentage of corporations providing some form of child care assistance has increased dramatically.

  Bright Horizons believes its business model is more attractive than other types of center-based child care. The Company believes that the work-site segment is growing more rapidly than other segments of the child care market. Bright Horizons centers achieve favorable returns on investment, in part due to the reduction in start-up and/or operating expenses that result from corporate sponsor support. A corporate sponsor's selection of Bright Horizons is perceived as an endorsement of the Company's capabilities in providing high quality child care and enhances the Company's ability to market its services directly to the sponsor's employees. The

Company is well-positioned to serve corporate sponsors due to the Company's national scale, established reputation, position as a quality leader and track record of serving major corporate sponsors.

  Bright Horizons' mission is to be a quality leader in the education and care of young children. Bright Horizons operates its centers to qualify for accreditation under the stringent criteria developed by the National Association for the Education of Young Children ("NAEYC") and has more NAEYC-accredited work-site child care centers than any other work-site provider. Bright Horizons believes that its center directors' experience and education are exceptional compared to most directors of residential center-based child care chains. A typical Bright Horizons center director has more than ten years of child care experience and a college degree in an education-related field and over one third of Bright Horizons' center directors hold advanced degrees. The Company is able to attract and retain these highly qualified center directors by offering compensation more than 30% above the for-profit industry average (based upon the 1995 Cost, Quality, and Child Outcomes in Child Care Centers Study) and by offering a benefits package that is unusually comprehensive and affordable by industry standards. Corporate support enables the Company to devote considerable resources to developing "child-friendly" facilities which include child-sized amenities, indoor and outdoor play areas of age-appropriate materials and design, family hospitality areas, and computer centers.

  Bright Horizons' innovative, age-appropriate curricula distinguish it in an industry typically lacking educational programs. The Company is committed to improving upon the typical child care experience by creating a dynamic and interactive environment that stimulates learning and development. As part of its comprehensive curricula, the Company has developed the proprietary !Language Works! preschool curriculum which facilitates mastery of language by early exposure to words and symbols, extensive use of language in all activity areas, composition of books, and immersion in literature. Bright Horizons is currently advised by several education experts, including Dr. T. Berry Brazelton, Dr. Ed Zigler and Dr. Sharon Lynn Kagan of its Advisory Board and Dr. Sara Lawrence-Lightfoot of its Board of Directors.

  The key elements of the Company's growth strategy are to: (i) open centers for new corporate sponsors, (ii) increase revenue from existing corporate sponsor relationships by opening new centers and adding new services, (iii) assume the management of corporate-sponsored centers that are currently operated by sponsors or other child care providers, (iv) acquire smaller work-site child care networks capable of providing high-quality care and (v) market additional, complementary child care and educational services. The Company added 37 new centers in fiscal 1996, including the acquisition of 24 GreenTree Child Care Services, Inc. ("GreenTree") centers from The ServiceMaster Company, L.P. ("ServiceMaster"). Bright Horizons anticipates adding 20 to 25 new centers in calendar 1997.

  Bright Horizons' home office is located at One Kendall Square, Building 200, Cambridge, Massachusetts 02139 and its telephone number is (617) 577-8020.

                                  THE OFFERING

Common Stock offered by:
  The Company...........       shares
  The Selling
Stockholders............       shares
                        ------
    Total...............       shares
Common Stock to be
 outstanding after the
 offering...............       shares(1)(2)
Use of proceeds.........  Repayment of indebtedness, working capital and other general corporate purposes, including possible acquisitions.
Proposed Nasdaq National
 Market symbol..........  BRHZ

-------
(1) Based upon the number of shares outstanding as of September 30, 1996. Excludes (i) 303,071 shares of Common Stock reserved for issuance upon exercise of options outstanding with a weighted average exercise price of $3.14 per share, (ii) 40,000 shares of Common Stock reserved for issuance upon exercise of the warrant issued to ServiceMaster at an exercise price of $17.50 per share and (iii) 200,000 shares of Common Stock reserved for future grants of Common Stock or options to purchase Common Stock under the Company's Equity Incentive Plan. See "Management--Stock Plans."
(2) Gives effect to the conversion of all outstanding shares of the Company's Series A Mandatorily Redeemable Convertible Preferred Stock, Series B Mandatorily Redeemable Convertible Preferred Stock, and the Series C Mandatorily Redeemable Convertible Preferred Stock (collectively, the "Convertible Preferred Stock") into an aggregate of 1,860,330 shares of Common Stock and the exercise of outstanding warrants to purchase 168,952 shares of Common Stock upon the closing of the offering. See Notes 7 and 8 to Consolidated Financial Statements.

                      SUMMARY FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                         FISCAL YEAR ENDED JUNE 30,
                                   -------------------------------------------
                                    1992     1993     1994     1995    1996(1)
                                   -------  -------  -------  -------  -------
STATEMENT OF OPERATIONS DATA:
  Net revenues.................... $17,060  $23,812  $32,012  $43,693  $64,181
  Gross profit....................   1,958    3,201    4,420    6,484    8,566
  General and administrative
   expenses.......................   2,130    2,285    2,783    3,739    4,660
  Marketing and development
   expenses.......................     775      749      795    1,435    1,716
  Amortization of non-compete
   agreements (2).................     --       --       --        80    1,680
                                   -------  -------  -------  -------  -------
    Income (loss) from operations.    (947)     167      842    1,230      510
  Net income (loss) (3)........... $  (889) $   153  $ 1,144  $ 1,633  $ 1,321
  Net income (loss) per share (4).                                     $  0.51
  Weighted average number of
   common and common equivalent
   shares (4).....................                                       2,597
SELECTED OPERATING DATA:
  Number of child care centers at
   fiscal year end................      41       54       73       87      124
  Licensed capacity at fiscal year
   end (5)........................   3,484    4,198    6,239    7,270   12,638
  Average utilization rate (6)....    72.5%    76.4%    75.2%    75.7%    76.2%

                                                             JUNE 30, 1996
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(7)
                                                        --------  --------------
BALANCE SHEET DATA:
  Working capital.....................................  $    954
  Total assets........................................    23,229
  Long-term debt and capital lease obligations, net of
current portion.......................................     4,248
  Mandatorily redeemable convertible preferred stock..    18,606
  Total stockholders' equity (deficit)................  $(11,215)

--------
(1) Effective December 1, 1995, the Company acquired the business and some of the assets and liabilities of GreenTree. Fiscal 1996 results include seven months of GreenTree operating results. See "Unaudited Pro Forma Combined Financial Data" on page F-26.
(2) In connection with the acquisitions of Burud & Associates, Inc. ("Burud") in fiscal 1995 and GreenTree, the Company received agreements from the sellers not to compete with the Company for a certain time period. Accordingly, the Company recorded intangible assets for the non-compete agreements, which are being amortized over the expected period of benefit. The Company anticipates recording amortization expense associated with these non-compete agreements of $560,000 and $280,000 in fiscal 1997 and fiscal 1998, respectively.
(3) Reflects the benefit of net operating loss carryforwards in fiscal years 1994, 1995 and 1996.
(4) Calculated on the basis described in Note 1 to Consolidated Financial Statements.
(5) Represents the total capacity permitted under applicable state licenses.
(6) Calculated as total tuition revenue as a percentage of total potential tuition revenue, assuming 100% full-time occupancy and the appropriate age mix of children, for the applicable period.
(7) As adjusted to reflect (i) the conversion of all Convertible Preferred Stock upon the closing of the offering and (ii) the exercise of outstanding warrants into 168,952 shares of Common Stock upon the closing of the
    offering and (iii) the sale by the Company of the      shares of Common
    Stock offered hereby at an assumed initial public offering price of $ per share and the application of the estimated net proceeds therefrom.

  Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a one-for-
five reverse split of the Company's Common Stock effected on October        ,
1996, (iii) reflects the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 1,860,330 shares of Common Stock upon the closing of the offering; (iv) assumes the exercise of outstanding warrants into 168,952 shares of Common Stock upon the closing of the offering; and (v) reflects an amendment to the Company's Certificate of Incorporation, to be filed upon the closing of this offering, to remove the Company's existing series of Convertible Preferred Stock and to create a class of authorized but undesignated Preferred Stock. See "Capitalization," "Description of Capital Stock," "Underwriting" and Notes 7 and 8 to Consolidated Financial Statements.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby.

  Competition. The Company competes for enrollment as well as corporate sponsorship in a market that is highly fragmented and competitive. In the competition for enrollment, Bright Horizons competes with family child care (operated out of the caregiver's home) and center-based child care (residential and work-site child care centers, full and part-time nursery schools, and church-affiliated and other not-for-profit providers). In addition, substitutes for organized child care, such as relatives, nannies, and the option of one parent caring for a child, compete with the Company. Some of the Company's competitors in the center-based segment have substantially greater financial resources than the Company or have greater name recognition. Many of the Company's competitors also offer child care at a substantially lower price than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition.

  In the competition for corporate sponsorship, the Company competes with residential center-based child care chains, some of which have divisions which compete for corporate sponsorship opportunities and with other organizations which focus exclusively on the work-site segment of the child care market. Many of these competitors are able to offer child care at a lower price than the Company by utilizing lower faculty-child ratios and/or offering their staff lower compensation, enabling them to operate profitably with lower levels of corporate sponsorship. Some of these competitors for corporate sponsorship have greater penetration than the Company in certain geographic regions and multiple relationships with corporate sponsors. Increased competition for corporate sponsorships could have a material adverse effect on the Company's business, financial condition and results of operations as well as its ability to successfully pursue its growth strategy. See "--Adverse Publicity," "Business--Competition" and "Business--Growth Strategy."

  Integration of GreenTree Acquisition; Additional Acquisitions. In December 1995, the Company acquired GreenTree Child Care Services, Inc., which operates 24 work-site child care centers. The Company had not previously made an acquisition of similar size. There can be no assurance that GreenTree's business can be successfully integrated into Bright Horizons or that Bright Horizons' management will be successful in managing the combined operations. The separate operating results of the Company and GreenTree and their pro forma combined operating results may not be indicative of actual future operating results of the combined entity. Also, there is a risk with the GreenTree acquisition and any future acquisitions that customers of the acquired company will not continue to do business with the Company following the acquisition. See "Unaudited Pro Forma Combined Financial Data," "Business--Growth Strategy," and the Company's Consolidated Financial Statements and GreenTree's Financial Statements.

  Risks Associated with Expansion. The Company intends to grow its business in part by expanding into new geographic regions. When entering new markets, the Company will be required to develop sponsor relationships, establish or acquire suitable child care centers, hire personnel and establish marketing programs, all of which may place substantial strain on the Company's financial resources and management systems. To manage its expansion, the Company must continuously evaluate the adequacy of its existing systems and procedures, including, among others, its data processing, financial and internal control systems and management structure. There can be no assurance that management will adequately anticipate all of the changing demands that growth will impose on the Company's financial resources, systems, procedures and structure. Any failure to adequately anticipate and respond to such changing demands could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Strategy."

  Dependence on Relationships; Customer Concentration. A significant portion of the Company's business is derived from corporate sponsors for whom it provides work-site child care services pursuant to management contracts. While the specific terms of such contracts vary, management contracts are generally of short duration and, in some instances, are subject to early termination by the corporate sponsor without cause. The Company also maintains relationships with corporate sponsors for which it operates multiple work-site child care centers. In addition, a significant percentage of the Company's corporate sponsors are concentrated in the pharmaceutical industry, the entertainment industry, hospitals and the federal government. The early termination or nonrenewal of a significant number of corporate sponsorships, the termination of any multiple-site sponsor relationship, or the downturn in economic conditions in any sponsor industry would have a material adverse effect on the Company's business, financial condition and operating results. See "--Adverse Publicity" and "--Competition."

  Adverse Publicity. Certain providers of child care services have received negative publicity concerning alleged child abuse, inadequate supervision and on-site accidents and injuries. Any such publicity, whether or not directly relating to or involving the Company and irrespective of veracity, could result in decreased enrollment at the Company's centers, termination of existing sponsorship relationships, inability to attract new sponsors or increased insurance costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Relationships; Customer Concentration" and "--Insurance."

  Litigation. Due to the nature of its business, the Company is and expects that in the future it may be subject to claims and litigation alleging negligence, inadequate supervision, and other grounds for liability arising from injuries or other harm to children. In addition, claimants may seek damages from the Company for child abuse, sexual abuse and other criminal acts allegedly committed by Company employees. There can be no assurance that such suits will not be filed, that the Company's insurance will be adequate to cover liabilities resulting from any claim or that any such claim or the publicity resulting from it will not have a material adverse effect on the Company's business, financial position or results of operations, including, without limitation, adverse effects caused by increased cost or decreased availability of insurance and decreased demand for the Company's services from corporate sponsors and parents. See "--Insurance."

  Seasonality and Quarterly Fluctuations. As is common in the child care industry, the Company's revenues and results of operations fluctuate with the seasonal demands for child care. The Company's revenues typically decline during the summer months due to decreased enrollments in its centers as parents take family vacations and/or remove their older children in preparation for grade school. There can be no assurance that the Company will be able to adjust its expenses on a short-term basis to minimize the effect of these fluctuations in revenues. The Company's quarterly results of operations may also fluctuate based upon the number and timing of center openings and/or acquisitions, the performance of existing centers, the timing and level of sponsorship payments, center closings, refurbishments or relocations, the sponsorship model mix of new and existing centers, competitive factors and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality."

  Dependence on Key Management Personnel; Need to Hire Additional Qualified Personnel. The Company's long-term success and its growth strategy depend on its senior management, particularly Roger H. Brown, the Company's Chairman and Chief Executive Officer, and Linda A. Mason, the Company's President. Mr. Brown and Ms. Mason are husband and wife. The loss of service of one or more of the Company's key senior management personnel could have an adverse effect on the Company's business, financial condition and results of operations. The Company's success and future growth will also depend on management's ability to attract, hire, train and retain skilled personnel in all areas of its business. If the Company is unable to successfully attract, hire, train and retain such skilled personnel, the Company's business, financial condition and results of operations could be adversely affected. See "Management--Directors and Executive Officers."

  Impact of Governmental Regulation. Child care centers are subject to numerous state, federal and local regulations and licensing requirements. Although these regulations vary greatly from jurisdiction to jurisdiction, government agencies generally review, among other things, the adequacy of buildings and equipment, licensed capacity, the ratio of staff to children, staff training, record keeping, the dietary program, the daily curriculum and compliance with health and safety standards. The Company also is required to comply with the Americans with Disabilities Act (the "ADA"), which prohibits discrimination on the basis of disability in public accommodations and employment. Failure of a center to comply with applicable regulations or the ADA can subject it to governmental sanctions, which might include fines, corrective orders, being placed on probation, or, in more serious cases, suspension or revocation of the center's license to operate, or an award of damages to private litigants, and could require significant expenditures by the Company to bring the Company's centers into compliance. There can be no assurance that governmental agencies will not impose additional restrictions on the Company's operations which could adversely affect the Company's business, financial condition and results of operations. In addition, under the Internal Revenue Code, certain tax incentives are available to parents utilizing child care programs. Any change in such incentives could cause a number of parents to remove their children from the Company's centers, which would adversely affect the Company's business, financial condition and results of operations. Although none of the Company's employees are paid at the minimum wage, the planned increase in the federal minimum wage could result in a corresponding increase in the wages paid to the Company's employees, which could adversely affect the Company's business, financial condition and results of operations. See "Business--Regulation."

  Insurance. Recently, as a result of alleged incidents of child physical and sexual abuse in the child care industry, and the length of time before the expiration of applicable statutes of limitations for the bringing of child abuse and personal injury claims (typically a number of years after the child reaches the age of majority), many operators of child care centers have had difficulty obtaining adequate general liability insurance or child abuse liability insurance or have been able to obtain such insurance only at unacceptably high rates. The Company currently maintains the following types of insurance policies: workers' compensation, commercial general liability, automobile liability, commercial property liability, professional liability and excess "umbrella" liability. These policies provide for a variety of coverages and are subject to various limitations, exclusions, and deductibles. The commercial general liability policy provides for annual coverage of $2.0 million per location and $1.0 million per occurrence, although the policy limits coverage for child sexual abuse to an annual aggregate of $1.0 million per site and per person. The Company's excess "umbrella" coverage, relating to general liabilities other than those related to child sexual abuse claims, provides coverage in the amount of $20.0 million per year. There can be no assurance that such liability limitations will be adequate, that insurance premiums for such coverages will not increase, or that the Company will be able to obtain insurance at acceptable rates, if at all. Any such inadequacy of or inability to obtain insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business--Insurance" and "--Adverse Publicity."

  General Economic Conditions. The Company's revenues depend, in part, on the number of dual-income families and working single parents who require child care services. A deterioration of general economic conditions may adversely impact the Company, in part, because of the tendency of out-of-work parents to discontinue utilization of child care services. In addition, a significant percentage of the Company's child care facilities are sponsored by real estate developers offering on-site child care as an amenity to attract tenants to their buildings. Changes in the supply and demand of real estate could adversely affect real estate developers' willingness to subsidize child care operations at new developments or their ability to obtain financing for developments offering developer-sponsored child care services. A general economic downturn could cause corporate sponsors to eliminate or reduce the level of child care services they provide to their employees. Any of the foregoing events could have a material adverse effect on the Company's business, financial condition and results of operations.

  Substantial Control by Officers and Directors and their Affiliates. Upon completion of the offering, the Company's executive officers and directors and their affiliates will beneficially own or control approximately % ( % if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock, assuming exercise of vested options. Because of their stock ownership, the Company's executive officers and directors and their affiliates will be in a position to elect all of the Company's directors and to control other actions requiring stockholder approval, including any merger, consolidation or sale of all or substantially all of the Company's assets. See "Principal and Selling Stockholders."

  Potential Effect of Anti-Takeover Provisions. The Company's Amended and Restated Certificate of Incorporation and Bylaws will, after the completion of the offering, contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions establish staggered terms for members of the Company's Board of Directors and include advance notice procedures for stockholders to nominate candidates for election as directors of the Company and for stockholders to submit proposals for consideration at stockholders' meetings. In addition, the Company will be subject to Section 203 of the Delaware General Corporation Law ("DGCL") which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). The restrictions of Section 203 would not apply to those who were "interested stockholders" prior to the consummation of the offering. This provision of the DGCL may have the effect of deterring certain potential acquisitions of the Company. The Company's Amended and Restated Certificate of Incorporation will provide for 3,000,000 authorized but unissued shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further action by stockholders. See "Description of Capital Stock."

  No Prior Public Market; Determination of Public Offering Price; Possible Volatility of Stock Price. Prior to the offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained, or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover of this Prospectus. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters based on several factors, including prevailing market conditions and recent operating results of the Company, and may not be indicative of the market price of the Common Stock after the offering. The prices at which the Common Stock will trade will be determined by the marketplace and may be influenced by many factors, including the liquidity of the market for the Common Stock, investor perception of the Company and of the child care industry generally, and general economic and market conditions. In addition, the stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. In addition, factors such as announcements of new services or offices or acquisitions by the Company or its competitors or third parties, as well as market conditions in the Company's industry, may have a significant impact on the market price of the Common Stock. The market price may also be affected by movements in prices of stocks in general. See "Underwriting."

  Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the
prevailing market price of the Common Stock. In addition to the      shares of
Common Stock offered hereby, as of the date of this Prospectus (the "Effective Date"), based upon shares outstanding as of September 30, 1996, there will be shares of Common Stock outstanding, all of which are restricted shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the
"Securities Act"). Approximately      Restricted Shares will be eligible for
sale immediately following the Effective Date in reliance on Rule 144(k) promulgated under the Securities Act. Beginning 90 days and 180 days after the Effective Date,
approximately an additional      and      Restricted Shares, respectively,
will first become eligible for sale in the public market pursuant to Rules 144 and 701 promulgated under the Securities Act, upon the expiration of certain lock-up agreements with the Underwriters, or as a result of a combination of the foregoing. Of the Restricted Shares that will first become eligible for sale in the public market 180 days after the Effective Date, approximately shares will be subject to certain volume and other resale restrictions pursuant to Rule 144. In addition, pursuant to a registration statement on Form S-8 which the Company intends to file with the Securities and Exchange Commission 90 days following the Effective Date, an aggregate of approximately
     and      shares issuable upon exercise of stock options will first become eligible for sale in the public market 90 days and 180 days following the Effective Date, respectively. Certain stockholders are also entitled to registration rights. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

  Absence of Dividends. The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

  Dilution. Purchasers of the Common Stock offered hereby will suffer an
immediate and substantial dilution of $     per share in the net tangible book
value per share of the Common Stock from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from this offering (at an assumed initial
public offering price of $     per share) are estimated to be $     million
after deducting estimated offering expenses payable by the Company and underwriting discounts and commissions. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. The principal purposes of this offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which will facilitate future access by the Company to the public financial markets and help to attract and retain key employees. The Company intends to use approximately $4.0 million of the net proceeds to repay indebtedness. The Company intends to use the balance of the net proceeds for working capital and general corporate purposes, including the development of new centers as well as potential acquisitions. Although the Company regularly evaluates acquisition opportunities, it is not a party to any letter of intent or other agreement regarding any acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering primarily in investment grade, interest-bearing securities.

  The Company intends to repay unsecured indebtedness of approximately $3.0 million, plus accrued interest, to ServiceMaster incurred in connection with the acquisition of GreenTree in December 1995, which indebtedness is required to be repaid in the event of an initial public offering. This indebtedness began accruing interest June 1, 1996 at a variable rate per annum equal to the prime rate declared by First National Bank of Chicago. At September 30, 1996, the interest rate on this indebtedness was 8.25%. The Company also intends to repay approximately $1.0 million in mortgage debt outstanding as of September 30, 1996 under two mortgage notes consisting of $657,000 owed to Bank of Boston Connecticut, which debt has a maturity date of December 1, 1999 and bears interest at a variable rate per annum equal to the base rate plus 1.0%, and $386,000 owed to SouthTrust Bank of West Florida, which debt has a maturity of October 3, 2000 and bears interest at a fixed rate of 9.0% per annum. At September 30, 1996, the interest rate on the mortgage note to Bank of Boston Connecticut was 9.25%.

                                DIVIDEND POLICY

  The Company has never declared or paid a cash dividend on its Common Stock and does not intend to do so in the foreseeable future. The Company intends to retain earnings to finance future operations and expansions. The Company is prohibited by the terms of its mortgage notes from paying cash dividends without the prior written consent of the lending institution and expects that the terms of the revolving line of credit which the Company is currently renegotiating will contain similar prohibitions.

                                   DILUTION

  The Company's pro forma net tangible book value as of June 30, 1996 was approximately $3.4 million or $1.45 per share. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding, assuming (i) the conversion of all outstanding shares of Convertible Preferred Stock into 1,860,330 shares of Common Stock and (ii) the exercise of outstanding warrants to purchase 168,952 shares of Common Stock.

  After giving effect to the sale of the      shares of Common Stock offered
by the Company hereby at an assumed initial public offering price of $     per
share and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would have been
approximately $     million or $     per share. This represents an immediate
increase in pro forma net tangible book value of $     per share to the
existing stockholders and an immediate dilution in pro forma net tangible book
value of $     per share to purchasers of Common Stock in the offering. The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

Assumed initial public offering price per share......................       $
  Pro forma net tangible book value per share as of June 30, 1996.... $1.45
  Increase per share attributable to new investors...................
Pro forma net tangible book value per share after the offering.......
Dilution per share to new investors..................................       $

  The following table sets forth, as of June 30, 1996, on a pro forma basis after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 1,860,330 shares of Common Stock and the exercise of outstanding warrants to purchase 168,952 shares of Common Stock upon the closing of this offering, the number of shares purchased from the Company, the total cash paid to the Company and the average price per share paid by existing stockholders and to be paid by purchasers of the shares of Common
Stock offered hereby at an assumed initial public offering price of $     per
share (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):

                         SHARES PURCHASED     TOTAL CONSIDERATION      AVERAGE PRICE
                         ------------------   ----------------------   -------------
                         NUMBER    PERCENT     AMOUNT      PERCENT       PER SHARE
                         --------  --------   ----------  ----------   -------------
Existing stockholders...                    %  $                     %     $
New investors...........
                          --------   -------   ----------   ---------      ----
  Total.................
                          ========   =======   ==========   =========      ====

  The above information assumes no exercise of (i) the Underwriters' over-allotment option and (ii) except as noted above, stock options or warrants after June 30, 1996. As of June 30, 1996, the Company has reserved 276,918 shares of Common Stock for issuance upon exercise of outstanding options at a weighted average exercise price of $2.31 per share and the warrant issued to ServiceMaster to purchase 40,000 shares at an exercise price of $17.50 per share. To the extent any of such options and warrants are exercised, there will be further dilution to new investors. See "Management--Stock Plans."

                                 CAPITALIZATION

  The following table sets forth, as of June 30, 1996, (i) the actual short-term debt and capitalization of the Company and (ii) the short-term debt and capitalization of the Company as adjusted to reflect the conversion of all outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 1,860,330 shares of Common Stock and the exercise of outstanding warrants to purchase 168,952 shares of Common Stock and the sale of the shares of Common Stock offered hereby (at an assumed initial public offering
price of $     per share) and the application of the net proceeds therefrom.
This table should be read in conjunction with the consolidated financial statements, including the notes thereto appearing elsewhere in this Prospectus.

                                                             JUNE 30, 1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
SHORT-TERM DEBT:
  Line of credit......................................... $    500     $500
  Current portion of long-term debt and capital leases...      485       94
                                                          --------     ----
    Total short-term debt................................ $    985      594
LONG-TERM DEBT:
  Note payable to ServiceMaster.......................... $  2,625      --
  Mortgage notes.........................................    1,574      548
  Other long-term liabilities............................       49       49
                                                          --------     ----
    Total long-term debt.................................    4,248      597
Mandatory redeemable convertible preferred stock, $0.01
 par value;
 1,860,330 shares authorized, issued and outstanding,
 actual;
 no shares authorized, issued and outstanding, as
 adjusted................................................   18,606
Stockholders' equity (deficit):
  Preferred Stock, $0.01 par value;      shares
   authorized;
   no shares issued and outstanding, actual and as
   adjusted..............................................
  Common Stock, $0.01 par value; 3,000,000 shares
   authorized;
   330,426 issued and outstanding, actual;      shares
   issued
   and outstanding, as adjusted(1).......................        3
  Additional paid-in capital.............................       63
  Accumulated deficit....................................  (11,281)
                                                          --------     ----
    Total stockholders' equity (deficit)................   (11,215)
                                                          --------     ----
    Total capitalization................................. $ 11,639     $
                                                          ========     ====

--------
(1) Based upon the number of shares outstanding as of June 30, 1996. Excludes
    (i) 276,918 shares of Common Stock reserved for issuance upon exercise of options outstanding with a weighted average exercise price of $2.31 per share (ii) 40,000 shares of Common Stock reserved for issuance upon exercise of the warrant issued to ServiceMaster at an exercise price of $17.50 per share, and (iii) 200,000 shares of Common Stock reserved for future option grants under the Company's Equity Incentive Plan. See "Management--Stock Plans."

                     SELECTED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

  The selected consolidated financial and operating data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The selected consolidated statement of income data for each of fiscal years 1994, 1995 and 1996 have been derived from the Company's Consolidated Financial Statements, which have been audited by Price Waterhouse LLP, independent public accountants, and are included elsewhere in this Prospectus. The selected consolidated balance sheet data at the end of fiscal 1992, 1993 and 1994 and the selected consolidated statement of income data for each of fiscal years 1992 and 1993 have been derived from Consolidated Financial Statements, which have also been audited by Price Waterhouse LLP, not included herein.

                                     FISCAL YEAR ENDED JUNE 30,
                          -----------------------------------------------------
                            1992      1993      1994      1995    1996(1)
                          --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS
DATA:
 Net revenues............ $ 17,060  $ 23,812  $ 32,012  $ 43,693  $ 64,181
 Cost of services........   15,102    20,611    27,592    37,209    55,615
                          --------  --------  --------  --------  --------
   Gross profit..........    1,958     3,201     4,420     6,484     8,566
 General and
  administrative
  expenses...............    2,130     2,285     2,783     3,739     4,660
 Marketing and
  development expenses...      775       749       795     1,435     1,716
 Amortization of non-
  compete agreements(2)..      --        --        --         80     1,680
                          --------  --------  --------  --------  --------
   Income (loss) from
    operations...........     (947)      167       842     1,230       510
 Interest income
  (expense), net.........       58       (14)      (17)       21      (194)
                          --------  --------  --------  --------  --------
   Income (loss) before
    income tax benefit...     (889)      153       825     1,251       316
 Income tax benefit(3)...      --        --        319       382     1,005
                          --------  --------  --------  --------  --------
   Net income (loss)..... $   (889) $    153  $  1,144  $  1,633  $  1,321
                          ========  ========  ========  ========  ========
 Net income per
  share(4)...............                                         $   0.51
                                                                  ========
 Weighted average number
  of common and common
  equivalent shares(4)...                                            2,597
                                                                  ========
SELECTED OPERATING DATA:
 Number of centers at
  end of fiscal year.....       41        54        73        87       124
 Licensed capacity at
  end of fiscal year(5)..    3,484     4,198     6,239     7,270    12,638
 Average utilization
  rate(6)................     72.5%     76.4%     75.2%     75.7%     76.2%
BALANCE SHEET DATA (AT
END OF FISCAL YEAR):
 Working capital......... $  1,204  $    802  $    545  $    900  $    954
 Total assets............    6,927     8,104    10,467    12,970    23,229
 Long-term debt and
  capital lease
  obligations............      767       718        12       749     4,248
 Total stockholders'
  deficit................ $(11,086) $(12,031) $(11,983) $(11,447) $(11,215)

--------
(1) Effective December 1, 1995, the Company acquired the business and some of the assets and liabilities of GreenTree. Fiscal 1996 results include seven months of GreenTree operating results. See "Unaudited Pro Forma Combined Financial Data" on page F-26.
(2) In connection with the acquisitions of Burud and GreenTree, the Company received agreements from the sellers not to compete with the Company for a certain time period. Accordingly, the Company recorded intangible assets for the non-compete agreements, which are being amortized over their expected period of benefit. The Company anticipates recording amortization expenses associated with these non-compete agreements of $560,000 and $280,000 in fiscal 1997 and fiscal 1998, respectively.
(3) Reflects the benefit of net operating loss carryforwards in fiscal years 1994, 1995 and 1996.
(4) Calculated on the basis described in Note 1 to Consolidated Financial Statements.
(5) Represents the total capacity permitted under applicable state licenses.
(6) Calculated as total tuition revenue as a percentage of total potential tuition revenue, assuming 100% full-time occupancy and the appropriate age mix of children, for the applicable period.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Bright Horizons was founded in 1986 by current Chairman and Chief Executive Officer Roger H. Brown and current President Linda A. Mason to provide corporate-sponsored work-site child care and related services. Bright Horizons has become the leading provider of corporate-sponsored work-site child care centers in the United States, with 129 work-site centers providing care to more than 11,000 children. The Company believes that its corporate-sponsored work-site child care model offers greater business opportunities than other forms of center-based child care because (i) corporate sponsorship allows the Company to concentrate its resources in those areas that directly translate into high-quality child care and education while achieving favorable returns on investment due to reduced start-up and/or operating costs, (ii) parents of young children are offered greater convenience with respect to work and commuting schedules, (iii) a corporate sponsor's selection of Bright Horizons is perceived as an endorsement of the Company's capabilities in providing high quality child care and enhances the Company's ability to market its services directly to the sponsor's employees and (iv) large, multi-site corporate sponsors prefer a child care provider with national scale and a track record of serving similar companies.

  The Company opened its first two centers in August 1987, grew to 41 centers by June 30, 1992 and to 124 centers by June 30, 1996. The Company's revenue growth has been primarily due to the addition of new centers as well as increased enrollment at existing centers. Among the Company's corporate sponsors are IBM (two centers), Motorola (four centers), Salomon Brothers, Glaxo Wellcome (three centers), DuPont, Warner Bros., MCA/Universal, Mattel, New York Hospital, Beth Israel Deaconess Medical Center and The George Washington University. The Company seeks to cluster centers in geographic areas to enhance operating efficiencies and create a leading regional presence. The Company has expanded from its original cluster of centers in Massachusetts to additional clusters in California, Illinois, Connecticut, North Carolina, New York, Ohio, New Jersey and the District of Columbia.

  Sponsorship Models. Although the specifics of the Company's corporate sponsorship arrangements vary widely, there are two basic forms--the corporate-sponsored model and the management contract model. Under the corporate-sponsored model, Bright Horizons operates a child care center on the premises of a corporate sponsor, gives priority enrollment to the children of corporate sponsor employees, receives start-up or operating financial support from the corporate sponsor and maintains profit-and-loss responsibility for the operation of the center. Newly-opened corporate-sponsored centers generally operate at a loss until sufficient utilization levels are achieved, which can take up to one year or more. When the Company takes over an existing corporate-sponsored center operated by another provider, the Company also generally sustains operating losses, though for a shorter period than with newly-opened centers. Under the management contract model, Bright Horizons operates a work-site child care center within an agreed upon budget, typically for a single employer, and receives a management fee for its services. The Company does not sustain pre-opening or initial operating losses under the management contract model. As of September 30, 1996, the Company operated 101 centers under the corporate sponsored model and 28 centers under the management contract model.

  Under the corporate-sponsored model, the Company's revenues consist primarily of tuition paid by parents, supplemented in some cases by direct payments from corporate sponsors and, to a far lesser extent, direct payment from government agencies. Under the management contract model, revenues also include management fees and reimbursable net expenses. In all cases, revenues are recognized as services are performed. Tuition and fees for reservation of priority enrollment rights paid in advance are recorded as deferred revenue and recognized in the appropriate period.

  Center Economics. The Company's investment in a new corporate sponsored child care center consists of pre-opening expenses, post-opening losses and capital expenditures. The amount the Company is required to invest to open a new center varies considerably, based primarily on the size of the center, the type of sponsorship model under which the center will operate and the specific contractual arrangements between the Company and the center sponsor. The Company is generally not required to make a significant investment in centers that operate under the management contract model. Since 1991, the Company's average investment in corporate-sponsored centers that have been open at least two full fiscal years (excluding centers acquired in the GreenTree acquisition) was approximately $97,000, and those centers achieved an average operating profit (before center level depreciation and any allocation of corporate overhead and interest) of approximately $94,000 per center in their second full fiscal year of operation.

  Recent Acquisitions. The Company has made an acquisition in each of the two most recent fiscal years, both of which were accounted for under the purchase method. On November 1, 1994 the Company acquired all of the outstanding common stock of Burud for a total consideration of $400,000, and paid each of the two stockholders $300,000 in consideration of their agreement not to compete with the Company for a period of two years following termination of employment. The purchase of Burud added five centers, all located in California and operated by Burud as management contract model centers. On December 1, 1995, the Company acquired all of the outstanding common stock of GreenTree of Downers Grove, Illinois, the operator of the GreenTree Child Care Centers. Total consideration included $6.0 million in cash and a warrant to purchase 40,000 shares of Common Stock at an exercise price of $17.50 per share. To finance the GreenTree purchase, the Company borrowed $2.0 million under its bank line of credit and $3.0 million from the seller. GreenTree's margins at mature centers are generally lower than those of the Company's centers and, of the 24 GreenTree centers acquired, seven had been open less than one year at the time of the acquisition and consequently had not yet achieved targeted utilization levels. Since their acquisition, GreenTree centers have experienced ongoing growth in enrollment. The Company is in the process of reviewing GreenTree's operating processes and policies and is implementing improvements to enhance profitability. The Company expects that the planned improvements will, over time, bring GreenTree's profit margins closer to those of its other centers.

  Amortization of Non-Compete Agreements. In connection with the acquisition of Burud and GreenTree, the Company received, in each case, an agreement from the seller not to compete with the Company for a certain future period. The Company recorded intangible assets for the non-compete agreements of $600,000 and $2.0 million, respectively. These amounts are being amortized over the estimated period of benefit. The Company anticipates recording amortization expense associated with the Burud and GreenTree non-compete agreements of $560,000 and $280,000 in fiscal 1997 and fiscal 1998, respectively.

  The Company's provision for income taxes was a benefit of $1.0 million for fiscal 1996 compared to a benefit of $382,000 for fiscal 1995, reflecting the benefit of net operating loss carryforwards. As of June 30, 1996, the Company had federal net operating loss carryforwards of approximately $3.4 million which expire at various dates through 2007 and state net operating loss carryforwards of approximately $1.4 million which expire at various dates through 2005. See Note 10 to Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The following table sets forth statement of operations data as a percentage of net revenues for the periods indicated.

                                                            FISCAL YEAR ENDED
                                                                JUNE 30,
                                                            -------------------
                                                            1994   1995   1996
                                                            -----  -----  -----
Net revenues............................................... 100.0% 100.0% 100.0%
Cost of services...........................................  86.2   85.2   86.6
                                                            -----  -----  -----
  Gross profit.............................................  13.8   14.8   13.4
General and administrative expenses........................   8.7    8.6    7.3
Marketing and development expenses.........................   2.5    3.2    2.7
Amortization of non-compete agreements.....................   0.0    0.2    2.6
                                                            -----  -----  -----
  Income from operations...................................   2.6    2.8    0.8
Interest expense, net......................................   0.0    0.0    0.3
                                                            -----  -----  -----
  Income before income tax benefit.........................   2.6    2.8    0.5
Income tax benefit.........................................   1.0    0.9    1.6
                                                            -----  -----  -----
  Net income...............................................   3.6%   3.7%   2.1%
                                                            =====  =====  =====
  Number of centers open at end of period..................    73     87    124

FISCAL 1996 COMPARED TO FISCAL 1995

  Net Revenues. Net revenues increased $20.5 million, or 46.9%, to $64.2 million for fiscal 1996 from $43.7 million for fiscal 1995. Of the increase, $10.2 million is attributable to 24 GreenTree centers acquired in December 1995, for which there was no comparable revenue amount in fiscal 1995. The remainder of the increase is primarily attributable to a full period of operations from the 14 centers opened in fiscal 1995, the addition of 13 centers by the Company in fiscal 1996 (seven of which were corporate-sponsored and six of which were management contract centers) and an average tuition increase of approximately 5%.

  Gross Profit. Cost of services consists of center operating expenses, including payroll and benefits for center personnel, facilities costs, supplies and other expenses incurred at the center level. Gross profit increased $2.1 million, or 32.1%, to $8.6 million in fiscal 1996 from $6.5 million in fiscal 1995. As a percentage of net revenues, gross profit declined to 13.4% in fiscal 1996 from 14.8% in fiscal 1995. The decrease is primarily the result of the lower gross margins of the acquired GreenTree centers.

  General and Administrative Expenses. General and administrative expenses consist of regional and district management personnel, home office management and corporate functions such as finance, human resources and purchasing. General and administrative expenses increased $921,000 or 24.6%, to $4.7 million in fiscal 1996 from $3.7 million in fiscal 1995, primarily to support the increased number of centers. During fiscal 1996, the Company instituted a regional operating structure and hired three Regional Vice Presidents in order to enhance regional operating efficiencies. As a percentage of net revenues, general and administrative expenses declined to 7.3% in fiscal 1996 from 8.6% in fiscal 1995, due primarily to the Company's ability to increase net revenues without a commensurate increase in general and administration expenses.

  Marketing and Development Expenses. Marketing and development expenses are primarily incurred in the development of new centers, particularly for sales personnel compensation and travel, as well as marketing expenses for new and existing centers. These expenses increased $281,000, or 19.6%, to $1.7 million in fiscal 1996 from $1.4 million in fiscal 1995. Marketing and development expenses as a percentage of net revenues decreased to 2.7% in fiscal 1996 from 3.3% in fiscal 1995, as a result of a reduction in marketing costs for new centers, due primarily to the acquisition of 24 GreenTree centers, most of which had established customer bases.

  Amortization of Non-Compete Agreements. Expenses associated with the amortization of non-compete agreements increased to $1.7 million in fiscal 1996 from $80,000 in fiscal 1995. This increase was due to the recording of a $2.0 million intangible asset for non-compete agreements in connection with the GreenTree acquisition in December 1995 and a full period of amortization for the Burud non-compete agreements.

  Income from Operations. Income from operations decreased to $510,000 in fiscal 1996 from $1.2 million in fiscal 1995, due primarily to the increased expenses associated with the amortization of non-compete agreements. If such expenses were not recorded, income from operations would have increased $880,000, or 67.2%, to $2.2 million in fiscal 1996 from $1.3 million in fiscal year 1995 and, as a percentage of net revenues, would have increased to 3.4% in fiscal 1996 from 3.0% in fiscal 1995. This increase is primarily the result of the Company's ability to increase revenues without a commensurate increase in operating expenses.

  Interest Expense (Income), Net. The Company's net interest expense increased $215,000, to $194,000 in fiscal 1996 from net interest income of $21,000 in fiscal 1995, due to the $5.0 million of debt incurred in connection with the GreenTree acquisition in December 1995 and the addition of $978,000 in mortgage notes during fiscal 1996.

  Income Tax Benefit. The Company's provision for income taxes was a benefit of $1.0 million for fiscal 1996 compared to a benefit of $382,000 for fiscal 1995, reflecting the benefit of net operating loss carryforwards.

FISCAL 1995 COMPARED TO FISCAL 1994

  Net Revenues. Net revenues increased $11.7 million, or 36.5%, to $43.7 million for fiscal 1995 from $32.0 million for the year ended June 30, 1994. This increase is attributable to a full period of operations from the 19 centers opened in fiscal 1994, the opening by the Company of nine new centers in fiscal 1995 (seven of which were corporate-sponsored and two of which were management contracts) the acquisition of five centers in the Burud transaction on November 1, 1995 (all of which were management contract centers) and an average tuition increase of approximately 5%.

  Gross Profit. Gross profit increased $2.1 million, or 46.7%, to $6.5 million in fiscal 1995 from $4.4 million in fiscal 1994. As a percentage of net revenues, gross profit increased to 14.8% in fiscal 1995 from 13.8% in fiscal 1994. This increase was due to the addition of nine management contract centers during the fiscal 1995, which did not experience start-up losses, and a reduction in start-up losses experienced by new corporate-sponsored centers opened during the year.

  General and Administrative Expenses. General and administrative expenses increased $956,000, or 34.4%, to $3.7 million in fiscal 1995 from $2.8 million in fiscal 1994, due primarily to increased staffing levels required to support a larger number of centers. As a percentage of net revenues, general and administrative expenses were 8.6% in fiscal 1995 compared to 8.7% in fiscal 1994.

  Marketing and Development Expenses. Marketing and development expenses increased $640,000, or 80.5%, to $l.4 million in fiscal 1995 from $795,000 in fiscal 1994. As a percentage of net revenues, marketing and development expenses increased to 3.3% in fiscal 1995 from 2.5% in fiscal 1994. Approximately $470,000 of the increase is due to additions to the Company's marketing and development personnel as a result of the acquisition of Burud in November 1995.

  Amortization of Non-Compete Agreements. In connection with the acquisition of Burud on November 1, 1994 the Company recorded an intangible asset for a non-compete agreement of $600,000. The Company recorded amortization expense of $80,000 for fiscal 1995, for which there was no comparable amount in fiscal 1994.

  Income from Operations. Income from operations increased $388,000, or 46.0%, to $1.2 million in fiscal 1995 from $842,000 in fiscal 1994. If expenses related to the amortization of non-compete agreements had not been recorded, income from operations would have increased $468,000, or 55.5%, to $1.3 million in fiscal 1995 from $842,000 in fiscal 1994. As a percentage of net revenue, operating income increased to 3.0% in fiscal 1995 from 2.6% in fiscal 1994, due primarily to the increase in gross profit.

  Interest Expense (Income), Net. Net interest income for fiscal 1995 increased $38,000, to net interest income of $21,000 in fiscal 1995 from net interest expense of $17,000 in fiscal 1994.

  Income Tax Benefit. The Company's provision for the income taxes was a benefit of $382,000 for fiscal 1995 compared to a benefit of $319,000 for fiscal 1994, reflecting the benefit of net operating loss carryforwards.

QUARTERLY RESULTS AND SEASONALITY

  The following table sets forth certain unaudited quarterly results of operations data of the Company for each of the four quarters in each of fiscal 1996 and fiscal 1995. The Company believes that this information has been prepared on the same basis as the audited Consolidated Financial Statements and that all necessary adjustments, consisting only of the normal recurring adjustments, have been included to present fairly the selected quarterly information when read in conjunction with the audited Consolidated Financial Statements and the Notes thereto included elsewhere in the Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                    THREE MONTHS ENDED
                                           --------------------------------------
                                           SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                                             1995      1995      1996      1996
                                           --------- --------  --------  --------
                                                      (IN THOUSANDS)
Net revenues..............................  $11,932  $14,232   $18,271   $19,746
Cost of services..........................   10,467   12,254    15,946    16,948
                                            -------  -------   -------   -------
  Gross profit............................    1,465    1,978     2,325     2,798
General and administrative expenses.......      897    1,098     1,191     1,474
Marketing and development expenses........      362      398       469       487
Amortization of non-compete agreements....       87      277       658       658
                                            -------  -------   -------   -------
  Income from operations..................      119      205         7       179
Interest income (expense), net............       16      (14)      (48)     (148)
                                            -------  -------   -------   -------
  Income before income tax benefit
   (taxes)................................      135      191       (41)       31
Income tax benefit (taxes)................      430      604      (127)       98
                                            -------  -------   -------   -------
  Net income (loss).......................  $   565  $   795   $  (168)  $   129
                                            =======  =======   =======   =======

                                                     THREE MONTHS ENDED
                                            -------------------------------------
                                            SEPT. 30, DEC. 31, MAR. 31,  JUNE 30,
                                              1994      1994     1995      1995
                                            --------- -------- --------  --------
                                                       (IN THOUSANDS)
Net revenues...............................  $9,158   $10,816  $11,611   $12,108
Cost of services...........................   7,977     9,280    9,788    10,164
                                             ------   -------  -------   -------
  Gross profit.............................   1,181     1,536    1,823     1,944
General and administrative expenses........     711       808      879     1,341
Marketing and development expenses.........     277       355      380       423
Amortization of non-compete agreements.....     --         20       30        30
                                             ------   -------  -------   -------
  Income from operations...................     193       353      534       150
Interest income (expense), net.............       7         3       (6)       17
                                             ------   -------  -------   -------
  Income before income tax benefit.........     200       356      528       167
Income tax benefit.........................      61       108      161        52
                                             ------   -------  -------   -------
  Net income...............................  $  261   $   464  $   689   $   219
                                             ======   =======  =======   =======

  In the fourth quarter of fiscal 1996, the Company incurred approximately $84,000 in general and administrative expenses for administrative and operating personnel including several regional vice presidents and district managers to support the growth in the number of centers. In the fourth quarter of fiscal 1995, the Company incurred approximately $260,000 in general and administrative expenses attributable to the write down of assets at certain centers acquired prior to fiscal 1994, as well as a $75,000 consulting fee.

  The Company's business is subject to seasonal and quarterly fluctuations. The Company's experience has been that the demand for child care services decreases during the summer months. During this season, families are often on vacation or often have alternative child care arrangements. In addition, children who will begin primary school in the fall often leave the Company's programs over the summer. Demand for the Company's services generally increases in September upon the beginning of the new school year and remains relatively stable throughout the rest of the year. The reduction in summer enrollment generally results in lower revenue and gross profit in the first quarter of the Company's fiscal year. During the summer, the Company reduces staffing levels and offers summer programs to retain children and attract new children. The Company's results of operations may fluctuate from quarter to quarter as a result of, among other things, the performance of existing centers, the number and timing of new center openings and/or acquisitions, center closings and refurbishments, and the sponsorship model mix of new and existing centers.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary cash requirements are the ongoing operations of its existing centers and the addition of new centers through development or acquisition. The Company's primary source of liquidity has been cash flow from operations, supplemented by borrowings under its $2.0 million revolving line of credit with Fleet National Bank.

  The Company is currently renegotiating its revolving line of credit with Fleet National Bank, with a proposed line of credit of $5.0 million, $2.0 million of which may be used for working capital and general corporate purposes and $3.0 million of which may be used for real estate loans to be secured by mortgages. The revolving line of credit is expected to have a maturity date of September 30, 1998 and bears interest at a variable rate per annum equal to the bank's prime rate.

  Cash provided from operations was $4.9 million during the year ended fiscal 1996, compared to $1.5 million in fiscal 1995. The fiscal 1996 amount included $1.3 million of net income, $2.8 million of depreciation and amortization (of which $1.7 million represents amortization of non-compete agreements arising from the Burud and GreenTree acquisitions) and $1.4 million of increases in deferred revenue, partially offset by a $2.4 million increase in deferred income taxes.

  Cash used in investing activities was $4.8 million during fiscal 1996, compared to $2.0 million in fiscal 1995. The fiscal 1996 amount included $3.1 million used in the GreenTree acquisition and $1.7 used to purchase fixed assets, primarily to equip new child care centers.

  Financing activities provided $363,000 in fiscal 1996 and used $87,000 in fiscal 1995. The fiscal 1996 amount consisted of amounts borrowed to finance the GreenTree acquisition, including $2.0 million borrowed under the Company's bank line of credit, offset by $1.6 million in principal payments on outstanding debt, including the Company's bank line of credit.

  The Company makes capital expenditures primarily to build and equip new child care centers or to refurbish existing centers. The Company is generally not required to make capital expenditures for centers that operate under the management contract model. In contrast, the Company may bear anything from all to none of the capital expenditures for centers that operate under the corporate-sponsored model depending on the nature of the subsidies provided by the center sponsor. Capital expenditures in fiscal 1996 were $1.7 million compared with $1.9 million in fiscal 1995. Capital expenditures for fiscal 1997 are expected to be at least $1.5 million.

  The Company intends to use a portion of the proceeds from its initial public offering to repay the $3.0 million note, including accrued interest, payable from the GreenTree acquisition as well as two mortgage notes of approximately $1.0 million. The Company intends to invest the remainder of the net proceeds in investment grade, interest-bearing securities.

  The Company believes that the net proceeds of this offering, together with cash provided by operating activities and the Company's line of credit will be adequate to meet planned operating and capital expenditure needs, at least through fiscal 1997. However, if the Company were to make any significant acquisitions or make significant investments in the purchase of facilities for new or existing centers for corporate sponsors, it may be necessary for the Company to obtain additional debt or equity financing.

INFLATION

  Certain of the Company's leases call for increases in rent and related payments which correspond in part to changes in the Consumer Price Index. However, the Company does not believe that inflation has had a material effect on its results of operations. There can be no assurance, however, that the Company's business will not be affected by inflation in the future.

                                   BUSINESS

OVERVIEW

  Bright Horizons is the leading provider of corporate-sponsored work-site child care services in the United States, operating 129 work-site child care centers providing care and education to more than 11,000 children. Demographic changes, particularly the increasing percentage of mothers in the work force, have driven significant growth in the market for child care services. A growing number of corporations, hospitals, government agencies and universities sponsor work-site child care centers in order to increase the productivity, loyalty and commitment of their work forces, and to gain a competitive advantage in recruiting and retaining talented employees. Corporate sponsor support enables Bright Horizons to limit its start-up and operating costs and concentrate its investment in those areas that directly translate into high-quality child care, specifically faculty compensation, teacher-child ratios, curricula, continuing faculty education, facilities and equipment. Since the end of fiscal 1992, Bright Horizons has grown from 41 to 129 centers, while revenues during that period increased at a 39% compound annual rate from $17.1 million to $64.2 million. The Company currently provides work-site child care services to major corporate sponsors, including IBM (two centers), Motorola (four centers), Salomon Brothers, Glaxo Wellcome (three centers), DuPont, Warner Bros., MCA/Universal, Mattel and well-known institutions such as New York Hospital, Beth Israel Deaconess Medical Center and The George Washington University.

MARKET OVERVIEW

  The market for child care services in the United States is large and experiencing a shift toward center-based child care. According to industry sources, approximately $27 billion was spent on child care services in 1994, which includes nannies, relatives, family child care (services operated out of a caregiver's home) and center-based child care (work-site and residential child care centers, full and part-time nursery schools, and church-affiliated and other not-for-profit providers). Although the number of births has remained relatively constant since 1990, the child care market in the U.S. has continued to grow steadily. This growth has been driven primarily by demographic factors, particularly the growing percentage of mothers in the work force. Today, over 60% of mothers with children under six are in the work force, compared to 22% in 1960. Among college-educated women, 70% of mothers with children under one are in the work force. The market for child care services remains highly fragmented, with national child care providers holding less than 5% of the industry's licensed capacity and the 50 largest providers accounting for less than 10% of licensed capacity. There are relatively few work-site or residential center-based child care companies providing services on a national basis.

                             [CHART APPEARS HERE]

Child Care Arrangements for Preschoolers of Employed Mothers

                            1977     1985      1988      1990     1993
                            ----     ----      ----      ----     ----
Other                         1%       1%        1%        1%       1%
Nannies                       7%       6%        5%        5%       5%
Relatives (In/Out Home)      57%      48%       44%       46%      47%
Family Child Care            22%      22%       24%       20%      17%
Center-Based Care            13%      23%       26%       28%      30%

  Center-based child care has gained significant market share in the overall child care market. Between 1977 and 1993, the percentage of children under six in child care attending center-based child care increased from 13% to 30%. Center-based child care is more reliable than traditional forms of child care such as relatives, nannies and family child care providers, with whom parents may experience periodic, unpredictable interruptions of care due to illness, vacation or change in employment. Center-based providers are often able to provide a higher quality of child care due to a more age-appropriate curriculum, better facilities, greater opportunity for social interaction among children and adherence to state licensing standards that are generally more stringent than those that apply to family child care providers. Industry surveys indicate that the preference for center-based child care increases with the education level of the parents. According to a 1993 Department of Education study, over 80% of the children who have attended some form of center-based child care were children of college graduates.

  Corporate-sponsored work-site child care, which Bright Horizons and others pioneered in the 1980s, offers distinct advantages to parents over other forms of center-based child care. Parents value the higher quality care and education made possible by corporate support. The 1995 Cost, Quality, and Child Outcomes in Child Care Centers Study illustrated the strong correlation between outside funding, such as corporate support, and the provision of high-quality child care. Parents are able to monitor quality on a daily basis and participate in their child's ongoing care and education by taking advantage of the Company's "open door" policy to visit the center during the work day. Work-site centers are also convenient to parents in terms of location and hours of operation. Mothers have the opportunity to nurse their infants during the work day and are nearby in case of illness or emergency.

  Many corporations and other employers believe that work-site child care enhances employee productivity, loyalty and commitment. For these reasons, corporations have increasingly recognized child care benefits as a key element of their employee recruitment and retention strategy, and over 85% of large employers currently provide some form of child care assistance to their employees, as compared to 64% in 1990. Employers are increasingly providing this benefit through work-site child care centers, with 10% of large companies providing work-site child care in 1995, compared to 6% in 1990. A wide variety of employers currently sponsor work-site child care centers, including corporations, hospitals, government agencies and universities. The Company has found that the decision by an industry leader to sponsor a work-site child care center often exerts competitive pressure on other industry participants to follow suit.

BUSINESS STRATEGY

  Corporate Sponsorship. Corporate sponsorship enables Bright Horizons to address simultaneously the three most important criteria used by parents to evaluate and select a child care provider: quality of care, convenience and cost. By reducing the Company's start-up and operating costs, corporate sponsorship enables Bright Horizons to concentrate its investment in those areas that directly translate into high-quality child care, including faculty compensation, teacher-child ratios, curricula, continuing faculty education, facilities and equipment. The Company's corporate-sponsored work-site facilities are conveniently located at or near the parents' place of employment, and generally conform their hours of operation to the work schedule of the corporate sponsor. Work-site child care allows parents to spend more time with their children, both while commuting and during the work day, and to participate in and monitor their child's ongoing care and education. Finally, because corporate support generally defrays a portion of the Company's start-up and/or operating costs, Bright Horizons is able to offer its customers high-quality child care at competitive tuition levels. Some corporations offer subsidized tuition to their employees as part of their overall child care benefits package.

  Quality Leadership. The critical elements of the Company's quality leadership focus include:

  . NAEYC Accreditation. Bright Horizons operates its centers to qualify for accreditation by the National Association for the Education of Young Children ("NAEYC"), a national organization dedicated to improving the quality of care and developmental education provided for young children. The Company believes that its commitment to meeting NAEYC accreditation is an advantage in the competition for corporate sponsorship opportunities, due to the Company's experience with an increasing number of potential corporate sponsors that are requiring adherence to NAEYC criteria. NAEYC accreditation criteria cover a wide range of quantitative and qualitative factors, including, among others, faculty qualifications and development, staffing ratios, physical environment, and health and safety. NAEYC criteria generally are more stringent than state regulatory requirements. The majority of center-based child care providers are not NAEYC-accredited, and the Company has more NAEYC-accredited work-site child care centers than any other work-site provider.

  . High Faculty-Child Ratios. High faculty-child ratios are a critical factor in providing quality group child care, facilitating more focused care and enabling teachers to forge relationships with children and their parents. Under Bright Horizons' approach, each child has a teacher who is designated as the child's primary caregiver. This teacher is responsible for monitoring a child's developmental progress, tailoring programs to meet the child's individual needs, while engaging parents in establishing and achieving goals. The Company is committed to maintaining the NAEYC-recommended faculty-child ratios for all age groups. Many Bright Horizons centers exceed the NAEYC recommended minimum ratios. By contrast, most center-based child care providers conform only to the minimum staff-child ratios mandated by applicable governmental regulations, which are generally less intensive than NAEYC standards and vary widely from state to state.

  . Above-Average Faculty Compensation. The Company believes that its above-average compensation, comprehensive and affordable benefits package and opportunities for internal career advancement enable Bright Horizons to attract highly qualified, well-educated, experienced and committed center directors and faculty. Based on data provided by the 1995 Cost, Quality and Child Outcomes in Child Care Centers Study, Bright Horizons' average center director compensation is more than 30% above the for-profit industry average. The Company believes that its benefits package, which includes medical, dental and disability insurance, paid vacation and sick leave, a 401(k) savings plan, incentive stock options, tuition reimbursement and child care discounts, is unusually comprehensive and affordable by industry standards. These benefits are an important recruitment and retention tool for the Company in the relatively low-paying child care industry.

  . Highly Qualified Center Directors and Faculty. Bright Horizons believes its faculty's education and experience are exceptional when compared to traditional center-based child care chains. The typical Bright Horizons center director has more than ten years of child care experience and a college degree in an education-related field, with many center directors holding advanced degrees. Because Bright Horizons considers ongoing training essential to maintaining high quality service, centers have training budgets for their faculty that provide for in-center training, attendance at selected outside conferences and seminars and partial tuition reimbursement for continuing education.

  . Innovative Curricula. Bright Horizons' innovative, age-appropriate curricula distinguish it in an industry typically lacking educational programs. The Company is committed to improving upon the typical child care experience by creating a dynamic and interactive environment that stimulates learning and development. As part of its comprehensive curricula, the Company has developed the proprietary !Language Works! preschool curriculum which facilitates mastery of language by early exposure to words and symbols, extensive use of language in all activity areas, composition of books and immersion in literature. The Company seeks to involve parents in the center's activities and supports the extension of learning into the home. Bright Horizons is currently advised by several education experts, including Dr. T. Berry Brazelton, Dr. Ed Zigler and Dr. Sharon Lynn Kagan of its Advisory Board and Dr. Sara Lawrence-Lightfoot of its Board of Directors.

  . Attractive, Child-Friendly Facilities. The Company believes that attractive, spacious, child-friendly facilities are an important element in fostering high-quality learning environments for children. The Company's centers are custom-built and are designed to be open and bright and to maximize visibility throughout the center. The Company devotes considerable resources to equipping its centers with child-sized amenities, indoor and outdoor play areas with age-appropriate materials and design, family hospitality areas and computer centers.

  Regional Clustering. The Company's strategy is to cluster its centers in geographic regions. Regional clustering permits the Company to strengthen quality, develop local recruiting networks, leverage its local reputation, increase market penetration and efficiently allocate its faculty among nearby centers in cases of illness, vacation or leave. Clustering also provides the Company with economies of scale in management, purchasing and recruiting. The Company believes that regional clustering serves as a competitive advantage in developing its reputation within geographic regions and securing new corporate sponsorships in those areas. The Company currently has clusters of work-site child care centers in Massachusetts, California, Illinois, Connecticut, North Carolina, New York, Ohio, New Jersey and the District of Columbia.

GROWTH STRATEGY

  The key elements of the Company's growth strategy are as follows:

  Open Centers for New Corporate Sponsors. Bright Horizons' senior management, as well as the Company's regional and home office sales force, actively pursue potential new corporate sponsors, particularly in industries that provide work- site child care services as a standard benefit. The Company believes that its national scale, quality leadership and track record of serving corporate sponsors give it a competitive advantage in securing new corporate sponsorship relationships. As a result of the Company's national visibility as a high quality provider of work-site child care services, sponsors regularly contact Bright Horizons requesting proposals for operating a child care center.

  Increase Revenue from Existing Corporate Sponsors. Bright Horizons aims to increase revenue from its corporate sponsor relationships by developing new centers for existing sponsors who have multiple sites and offering additional services at its existing centers. The Company is able to serve corporate sponsors on a multi-site basis following the successful operation of an initial Bright Horizons center. The Company currently operates child care centers at multiple sites for 11 sponsors, including Glaxo Wellcome, IBM, Motorola, Prudential Real Estate and Warner Bros., which collectively accounted for more than 25% of the Company's revenues in fiscal 1996.

  Assume Management of Existing Child Care Centers. Assuming the management of existing centers enables Bright Horizons to serve an existing customer base with little start-up investment. As corporations reduce their involvement in non- core business activities, the Company has assumed the management of a number of work-site child care centers previously managed by a corporate sponsor. Bright Horizons has also assumed the management of work-site child care centers formerly operated by other providers. Many such providers have experienced operating difficulties because they lack the management expertise or financial depth needed to provide high-quality child care services to corporate sponsors. The Company assumed the management of 18 centers from employers and other child care providers over the last three fiscal years.

  Explore Strategic Acquisitions. Bright Horizons seeks to acquire existing work-site child care centers and local and regional networks to expand quickly and efficiently into new markets and increase its presence in existing geographic clusters. The fragmented nature of the work-site segment of the child care services market continues to provide acquisition opportunities. The Company believes that many of the smaller regional chains and individual providers seek liquidity and/or lack the professional management and financial resources that sponsors increasingly demand. In December 1995, the Company purchased from ServiceMaster 24 centers operating under the GreenTree name. In November 1994, the Company acquired Burud, which managed five work-site child care centers in California.

  Develop and Market Additional Services. The Company plans to continue to develop and market additional child care and educational services, including back-up work-site child care (serving parents when their primary child care options are unavailable), seasonal services (extending hours at existing centers to serve sponsors with highly seasonal work schedules), school vacation clubs, summer programs, kindergarten and first grade programs, before and after school programs, and to add residential child care centers in areas where tuition levels can support Bright Horizons' quality standards.

  The Company anticipates adding 20 to 25 new centers in calendar 1997.

SPONSORSHIP MODELS

  Although the specifics of the Company's corporate sponsorship arrangements vary widely, they generally can be classified into two forms: (i) the corporate-sponsored model, where Bright Horizons operates a child care center on the premises of a corporate sponsor, gives priority enrollment to the corporate sponsor, receives some form of start-up and/or operating financial support from the corporate sponsor and maintains profit-and-loss responsibility, and (ii) the management contract model, where Bright Horizons manages a work-site child care center for a management fee, typically for a single employer within an agreed upon budget.

  The Corporate-Sponsored Model. Corporate-sponsored model centers currently represent approximately 80% of Bright Horizons' child care centers. Bright Horizons typically designs and operates a work-site child care center in exchange for some form of financial or operating support from the corporate sponsor. This sponsorship can take a variety of forms, including reduced occupancy costs, tuition assistance, enrollment guarantees and assistance with start-up costs. The Company maintains profit-and-loss responsibility for corporate-model child care centers. The corporate model can be classified into two subcategories: (i) employer-sponsored, where Bright Horizons provides child care on a priority enrollment basis for employees of a single employer sponsor, and (ii) developer-sponsored, where Bright Horizons provides priority child care to the employees of multiple employers located within a developer's property.

  The Employer-Sponsored Model. The employer-sponsored model is typically characterized by a single employer (corporation, hospital, government agency or university), or occasionally a consortium of employers entering into a contract with Bright Horizons to provide child care at a facility located in or near the sponsor's offices. The sponsor generally provides for the construction of the center and on an ongoing basis pays for maintenance and repairs. In some cases, the sponsor also provides tuition assistance and enrollment guarantees. Children of the sponsors' employees typically are granted priority enrollment at the center. Operating contracts under the employer-sponsored model have terms that generally range from three to ten years, require ongoing reporting and, in some cases, limit annual tuition increases.

  The Developer-Sponsored Model. A developer-sponsored child care center is located in a real estate developer's office building or office park. The center serves as an amenity to the developer's tenants, giving the developer an advantage in attracting quality tenants to its site. In return for leasing the facility to the Company at a discounted rent, Bright Horizons offers priority enrollment to the children of the site's employees. Bright Horizons typically negotiates lease terms of ten to 25 years, including the initial term and renewal options. Under the developer-sponsored model, Bright Horizons' typically operates its child care centers with few ongoing operating restrictions or reporting requirements.

  The Management Contract Model. Management contract centers currently represent approximately 20% of Bright Horizons' child care centers. Under the management contract model, Bright Horizons receives a management fee and is reimbursed for any expenses in excess of tuition revenues within an agreed upon budget. The sponsor is typically responsible for all start-up costs and facility maintenance. The management contract model enables the corporate sponsor to have the greatest degree of control with respect to budgeting, spending and operations. Management contracts require Bright Horizons to satisfy certain periodic reporting requirements and generally range in length from one to five years, with some terminable by the sponsor without cause or financial penalty. The Company is responsible for maintenance of quality standards, recruitment of center directors and faculty, implementation of curricula and programs and interaction with parents.

OPERATIONS

  General. Consistent with its strategy of regional clustering, the Company is organized into four operational regions--the Northeast, Southeast, Midwest and West. Each region is managed by a Regional Vice President and is divided into three to six districts, each headed by a District Manager responsible for supervising the quality and operating performance of six to ten centers. A typical center is managed by a director with a staff ranging from 20 to 25 faculty and administrative personnel. A center director has operating responsibility and is responsible for supervising local marketing, hiring new teachers and performing administrative tasks such as payroll and tuition collection. The Company's home office handles most finance, human resources, administration, business development and marketing functions.

  Center hours of operation are designed to match the schedules of the employer or developer sponsor. Most centers are open ten to twelve hours a day, Monday through Friday. Typical hours of operation are from 7:00 a.m. to 6:00 p.m. The Company offers a variety of enrollment options, ranging from full time (40-50 hours per week) to part-time options. Over 60% of children who attend the Company's centers are enrolled on a full-time basis. The majority of children enrolled in the Company's child care centers are those of the employer-sponsor or those of employees of the developer-sponsor's tenants. The remaining enrolled children come from the general public.

  Monthly tuition depends upon the age of the child, geographic location and the extent to which tuition is subsidized by a corporate sponsor. In fiscal 1996, average full-time monthly tuition was $820 for infants, $670 for toddlers and $610 for preschoolers. Tuition at most of the Company's centers is payable in advance and is due monthly. In some cases, parents can pay tuition through payroll deduction.

  Facilities. The Company's child care centers are primarily operated in work-site locations and vary in design and capacity in accordance with sponsor needs and state and federal regulatory requirements. A prototypical Bright Horizons center is approximately 7,000 to 8,000 square feet, and has a capacity for 16 infants, 40 toddlers and 60 preschoolers. There are typically two infant rooms, four toddler rooms and three preschool rooms. As of the end of fiscal 1996, the Company's centers had a total licensed capacity of approximately 12,600 children, with the smallest having a capacity of 31 children and the largest having a capacity of over 250 children.

  The Company believes that attractive, spacious, child-friendly facilities are an important element in fostering a high-quality learning environment for children. Bright Horizons centers are designed to be open and bright and to maximize visibility throughout the center. The Company devotes considerable resources to equipping its centers with child-sized amenities, indoor and outdoor play areas of age-appropriate materials and design, family hospitality areas and computer centers. Commercial kitchens are present in those centers which require hot meals to be prepared on site.

  Health and Safety. The safety and well-being of the children in its care is a high priority for Bright Horizons. The Company employs a variety of security measures at its centers, which may include electronic access systems, security guards, or other site-specific procedures. In addition, the Company's high ratio of teachers to children, together with the presence of center directors and other management personnel, leads to enhanced supervision. Centers are designed to minimize the risk of injury to small children by incorporating such features as child-size amenities, rounded corners on furniture and fixtures, age-appropriate toys and equipment and cushioned fall-zones surrounding play structures.

  The Company conducts ongoing training of personnel in the areas of health, safety and emergency protocol. The Company requires CPR and first aid certification of center management personnel, and offers such certification to all center personnel. The Company conforms to federal OSHA requirements with respect to annual blood-born pathogen training of all center personnel.

CURRICULA

  The Company's dynamic and interactive age-appropriate curricula focus on hands-on learning activities for children. Early childhood experts and educators believe that children learn best through exploration and play-oriented learning. Children grow and acquire skills at their own pace, taking advantage of age-appropriate activities to challenge themselves, build feelings of success, develop school competence and reach higher levels of learning. Bright Horizons programs are built on this developmental approach and the belief that learning is fun. Programs vary but typically share the following characteristics: consistent responsiveness to children's needs; a balance of structure and flexibility in daily schedules to accommodate individual interests; connection of routine, daily tasks such as eating or dressing to opportunities for social interaction and learning; respect for and celebration of cultural diversity; and encouragement of parental participation. In addition, Bright Horizons' educational programs feature !Language Works!, a whole language learning process that helps children learn about language in ways that are meaningful to them, experiencing language as part of every curriculum activity throughout the day.

  The teacher's role in the Bright Horizons classroom is to plan and prepare a rich environment in which children are stimulated to learn, to provide a variety of activity choices and to facilitate the child's hands-on engagement in chosen activities. A Bright Horizons teacher strives to supplement the primary role of parents in providing care, and faculty encourage parents to become involved in the center's activities and support the extension of learning into the home.

MARKETING

  Bright Horizons markets its services to two constituencies: corporate sponsors and parents. Bright Horizons' senior management, as well as the Company's regional and home office sales force, maintains relationships with larger customers and actively pursues potential new corporate sponsors, particularly in industries that provide work-site child care services as a standard benefit in order to recruit and retain talented employees. The Company's sales force is organized on a regional basis and is responsible for identifying potential corporate sponsors and managing the overall sales process, which generally ranges from three to nine months from initial contact to execution of the sponsorship agreement. As a result of the Company's national visibility as a high-quality child care provider, potential sponsors regularly contact Bright Horizons requesting proposals. The Company competes for most employer sponsorship opportunities via a request for proposal process.

  At the center level, directors are responsible for marketing to parents. The Company seeks to develop a local reputation by promoting its high quality staff, facilities, programs and interactive, hands-on curricula. The Company's pre-opening and ongoing local marketing efforts include open houses, local direct mail, parent referrals and community outreach. Many centers have parent advisory organizations, which assist in marketing and also act as a sounding board for developments in the child care program. Center directors typically receive assistance from corporate sponsors, who often advertise the center in internal publications, provide mailing lists, answer questions and facilitate interaction between the Company and parents. The Company also has an established corporate marketing department that acts as a central resource for center-level marketing programs, including the preparation of promotional materials.

  Bright Horizons has found that the parents it serves generally are well compensated, highly educated and willing to bear the cost of high-quality child care. The Company's 1995 and 1996 parental surveys found that 73% of the mothers who use Bright Horizons' services hold bachelor degrees and 86% work more than 31 hours per week. The same surveys indicate that approximately 70% of the parents who use Bright Horizons child care centers are engaged in professional or managerial occupations and average annual household income exceeds $90,000. The Company is also able to serve a broad range of parents due to corporate sponsor support, which reduces tuition costs and sometimes takes the form of partial tuition subsidies to lower-income families.

COMPETITION

  The market for child care services is highly fragmented and competitive. The Company experiences competition for enrollment and for corporate sponsorship.

  The Company believes that the key factors in the competition for enrollment are quality of service, locational convenience and cost. Bright Horizons competes for enrollment with nannies, relatives, family child care and center-based child care providers. Corporate sponsor support enables Bright Horizons to limit its start-up and operating costs and concentrate its investment in those areas that directly translate into high-quality child care, specifically faculty compensation, teacher-child ratios, curricula, continuing faculty education, facilities and equipment. The Company believes that many center-based child care providers are able to offer care at a lower price than the Company by utilizing lower faculty-child ratios, and offering their staff lower pay and limited or unaffordable benefits. While the Company's tuition levels are generally above those of its competitors, the Company believes it is able to compete effectively, particularly for well-educated parents, by offering the convenience of a work-site location and a higher quality of care. See "Risk Factors--Competition."

  The Company believes that the key competitive factors in the competition for corporate sponsorship are reputation, quality of service, cost, the ability to customize sponsorship arrangements and national scale. Many residential center-based child care chains, some of which have divisions that compete for corporate sponsorship opportunities, are larger and have substantially greater financial resources than the Company. Other child care organizations focus exclusively on the work-site segment of the child care market. The Company is well-positioned to serve corporate sponsors who wish to outsource the management of new or existing work-site child care centers due to the Company's national scale, established reputation, position as a quality leader and track record of serving major corporate sponsors. In addition, an increasing number of potential corporate sponsors are requiring adherence to NAEYC criteria. The Company believes that its commitment to NAEYC accreditation is an advantage in the competition for corporate sponsorship opportunities. See "Risk Factors--Competition."

PROPERTIES

  The following table summarizes the locations of the Company's centers by state as of September 30, 1996:

   LOCATION                        NUMBER     LOCATION                        NUMBER
   --------                        ------     --------                        ------
   California.....................   19       New Hampshire..................    1
   Connecticut....................   10       New Jersey.....................    2
   Delaware.......................    2       New Mexico.....................    1
   District of Columbia...........    4       New York.......................    9
   Florida........................    3       North Carolina.................   14
   Georgia........................    1       Ohio...........................    4
   Illinois.......................   17       Rhode Island...................    1
   Iowa...........................    4       South Carolina.................    1
   Maine..........................    1       Tennessee......................    1
   Maryland.......................    2       Texas..........................    2
   Massachusetts..................   25       Wisconsin......................    2
   Missouri.......................    3

  As of September 30, 1996, the Company operated 129 centers in 22 states and the District of Columbia, of which 51 were leased, three were owned and 75 were operated under operating agreements. The leases have terms ranging from five to 20 years, often with renewal options, with most leases having an initial term of five to 10 years. Some of the leases provide for contingent payments if the center's operating revenues, profits or enrollment exceed a specified level.

  Although the Company's corporate sponsorship arrangements vary widely, they generally are classified as either a corporate model or management contract model. See "Business--Sponsorship Models." Approximately 80% of the Company's child care centers are operated under the corporate sponsorship model and have leases and/or operating arrangements with terms expiring as follows:

   FISCAL YEAR                                                   NUMBER EXPIRING
   -----------                                                   ---------------
   1997.........................................................        10
   1998.........................................................         9
   1999.........................................................        16
   2000 and later...............................................        66

  The remaining approximately 20% of the Company's child care centers are operated under the management contract model. Although management contract arrangements are generally of short duration and, in some instances, subject to early termination by the corporate sponsor without cause, the Company's experience has been that every management contract center that has come up for renewal has been renewed, except for two centers which sponsors decided to close.

  The Company also leases approximately 7,700 square feet for its home office in Cambridge, Massachusetts under an operating lease that expires August 31, 1999. The Company's three owned centers in Tampa, Florida; Glastonbury, Connecticut; and Quincy, Massachusetts are subject to mortgages of $400,000, $700,000 and $528,000, respectively.

EMPLOYEES

  As of September 30, 1996, the Company employed approximately 3,700 employees (including part-time and substitute teachers), of whom 72 were employed at Bright Horizons home and regional offices, 19 were employed as district or regional managers and the remainder were employed at the Company's child care centers. Center employees include faculty and administrative personnel. The Company does not have an agreement with any labor union and believes that its relations with its employees are good. All of the Company's personnel are paid above the Federal minimum wage.

REGULATION

  Child care centers are subject to numerous federal, state and local regulations and licensing requirements. Although these regulations vary from jurisdiction to jurisdiction, government agencies generally review, among other things, the adequacy of buildings and equipment, licensed capacity, the ratio of staff to children, staff training, record keeping, the dietary program, the daily curriculum and compliance with health and safety standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of centers, and licenses must be renewed periodically. In most jurisdictions, regulations have been enacted which establish requirements for employee background checks or other clearance procedures for employees of child care centers. Center directors and district managers are responsible for monitoring each center's compliance with such regulations. Repeated failures by a center to comply with applicable regulations can subject it to sanctions, which can include fines, corrective orders, being placed on probation or, in more serious cases, suspension or revocation of the center's license to operate. The Company also is required to comply with the Americans with Disabilities Act ("ADA"), which prohibits discrimination on the basis of disability in public accommodations and employment. Costs incurred to date by the Company to comply with ADA have not been significant.

Management believes the Company is in substantial compliance with all material regulations applicable to its business. See "Risk Factors--Regulation."

  There are currently certain tax incentives for parents utilizing child care programs. Section 21 of the Internal Revenue Code provides a federal income tax credit ranging from 20% to 30% of certain child care expenses for "qualifying individuals" (as defined therein). The fees paid to the Company for child care services by eligible taxpayers qualify for the tax credit, subject to the limitations of Section 21. The amount of the qualifying child care expenses is limited to $2,400 for one child and $4,800 for two or more children and, therefore, the maximum credit ranges from $480 to $720 for one child and from $960 to $1,440 for two or more children.

INSURANCE

  The Company currently maintains the following types of insurance policies: workers' compensation, commercial general liability, automobile liability, commercial property liability, professional liability and excess "umbrella" liability. The policies provide for a variety of coverages, are subject to various limitations and exclusions, and deductibles. The commercial general liability policy provides for annual coverage of $2.0 million per location and $1.0 million per occurrence, although the policy specifically limits coverage for child sexual abuse to an annual aggregate limit of $1.0 million per site and per person. The Company's excess "umbrella" coverage, relating to general liabilities other than those related to child sexual abuse claims, includes coverage in the amount of $20.0 million per year. Management believes that the Company's current insurance coverages are adequate to meet its needs. See "Risk Factors--Litigation."

  The Company has not experienced difficulty in obtaining insurance coverage, but there can be no assurances that adequate insurance coverage will be available in the future, or that the Company's current coverage will protect it against all possible claims. See "Risk Factors--Adverse Publicity."

THE HORIZONS INITIATIVE

  To complement its mission to improve the care and development of young children, in 1988, the Company founded The Horizons Initiative, a non-profit organization that develops and implements programs to enrich the lives of homeless children in the Greater Boston area. In 1994, The Horizons Initiative opened the Community Children's Center, the first child care center in Boston specifically for homeless children. The Horizons Initiative is an independent entity, and while the Company provided some start-up resources, such as office space and administrative support, The Horizons Initiative is now entirely supported by charitable gifts and public funding.

LEGAL PROCEEDINGS

  The Company has been and is from time to time subject to claims and suits incidental to the conduct of its business. There can be no assurance that the Company's insurance will be adequate to cover all liabilities that may arise out of such claims. Although the Company intends to defend itself vigorously against all such claims, the ultimate outcome of the claims cannot be accurately predicted. The Company believes that no claims of which it is currently aware are material to its business, financial condition or results of operation. See "Risk Factors--Litigation."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

NAME                        AGE                     POSITION
----                        ---                     --------
Roger H. Brown.............  40 Chairman of the Board of Directors and Chief
                                 Executive Officer
Linda A. Mason.............  41 President and Director
Stephen I. Dreier..........  54 Chief Financial Officer, Secretary and Treasurer
Mary Ann Tocio.............  48 Chief Operating Officer
Joshua Bekenstein(1).......  39 Director
Robert S. Benson...........  54 Director
John M. Reynolds(2)........  47 Director
Sara Lawrence-Lightfoot....  52 Director
Ernest C. Parizeau(1)(2)...  39 Director
Gregg S. Newmark...........  38 Director
Donald J. Steiner..........  56 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Mr. Brown co-founded the Company and has served as Chairman and Chief Executive Officer of the Company since its inception in 1986. Prior to joining the Company, Mr. Brown acted as co-director of the Save the Children relief and development effort in Sudan and worked as a program officer with CARE and UNICEF. Prior to 1986 he also worked as a management consultant for Bain & Company, Inc. Mr. Brown currently serves as a director on the Governing Board of the National Association for the Education of Young Children and as a director of the Child Care Action Campaign, a not-for-profit organization which promotes quality child care, and The Horizons Initiative, an organization that provides support for homeless children and their families. Mr. Brown is a graduate of the Yale School of Management. Mr. Brown is the husband of Linda A. Mason.

  Ms. Mason co-founded the Company and has served as President of the Company since its inception in 1986. From its inception until September 1994, Ms. Mason also acted as the Company's Treasurer. Prior to joining the Company, Ms. Mason was co-director of the Save the Children relief and development effort in Sudan. From 1981 to 1982, Ms. Mason worked as a consultant with Booz, Allen and Hamilton. In addition to serving as director of the Company, Ms. Mason also is a director of Whole Foods, Inc., which owns and operates retail food stores, and The Horizons Initiative. Ms. Mason is a graduate of the Yale School of Management. Ms. Mason is the wife of Roger H. Brown.

  Mr. Dreier joined the Company as Vice President and Chief Financial Officer in 1988 and became its Secretary in November 1988 and Treasurer in September 1994. From 1976 to 1988, Mr. Dreier was Senior Vice President of Finance and Administration for the John S. Cheever/Paperama Company. Prior to that time, Mr. Dreier served as Manager of Financial Control for the Westinghouse Worldwide Construction Product Group. Mr. Dreier is a graduate of the Massachusetts Institute of Technology Sloan School of Management.

  Ms. Tocio joined the Company in 1992 as Vice President and General Manager of Child Care Operations. She was appointed Chief Operating Officer in November, 1993. From 1983 to 1992, Ms. Tocio held several positions with Wellesley Medical Management, Inc., including Senior Vice President of Operations, where she managed more than 100 ambulatory care centers nationwide. Prior to that time, Ms. Tocio held various management positions with several Boston-area hospitals. Ms. Tocio is a graduate of the Simmons College Graduate School of Management.

  Mr. Bekenstein has been a director of the Company since 1987. Since 1993, Mr. Bekenstein has been a Managing Director of Bain Capital, Inc. and has been a general partner of Bain Venture Capital since its inception in 1987. Mr. Bekenstein also serves as a director of Waters Corporation, a manufacturer and distributor of high performance liquid chromatography instruments, and The Horizons Initiative.

  Mr. Benson has been a director of the Company since 1990. Since April 1996, Mr. Benson has been President of Professional Assist Corporation, a privately-held membership association company. From 1987 to 1994, Mr. Benson served as president of VICORP Restaurants, Inc., an owner and operator of restaurants. From 1975 to 1987, Mr. Benson was President of Children's World, Inc., the third largest child care provider in the United States. Mr. Benson also has been a general partner of Boettcher Venture Capital Partners since 1985.

  Mr. Reynolds has been a director of the Company since its founding in 1987. Since 1995, Mr. Reynolds has been a consultant with Cambridge Associates, Inc., a firm providing investment and financial consulting services. From 1986 through 1995, Mr. Reynolds served in several executive positions with North American Management Corp., a private multi-family investment management group.

  Dr. Lawrence-Lightfoot has been a director of the Company since 1993. Since 1980, Dr. Lawrence-Lightfoot has been a professor of education at Harvard University. In addition to serving as a director of the Company, Dr. Lawrence-Lightfoot is also a director of the Boston Globe Company. Dr. Lawrence-Lightfoot has received honorary degrees from 12 universities and colleges including Bank Street College and Wheelock College, two of the nation's foremost schools of early childhood education.

  Mr. Parizeau has been a director of the Company since October 1990. He joined Norwest Venture Capital Management Inc., a venture capital firm, in 1984, and is currently the partner responsible for its east coast office. Mr. Parizeau is also a partner of Itasca Partners, the General Partner of Norwest Equity Partners IV L.P. In addition to serving as a director of the Company, Mr. Parizeau is also a director of Geltex Pharmaceuticals, Inc., a developer of non-absorbed polymer-based pharmaceuticals, Raptor Systems, Inc., a developer of Internet security software, and Workgroup Technology, a developer of product data management software.

  Mr. Newmark has been a director of the Company since 1990. Mr. Newmark is currently managing director of William Blair Capital Partners, LLC and a principal of William Blair & Co., LLC. Mr. Newmark joined both William Blair Venture Management, predecessor to William Blair Capital Partners, and William Blair & Co., LLC. in 1985.

  Mr. Steiner has been a director of the Company since 1990. Mr. Steiner is a General Partner of Boston Capital Ventures L.P. which he co-founded in 1983. Mr. Steiner is also the Managing Director of The International Cornerstone Group, a company that acquires and operates high quality consumer catalog companies. Prior to founding Cornerstone in 1993, Mr. Steiner served as Vice President of Business Development for the Gillette Company from 1977 to 1982 and as Executive Officer of Boston Capital Ventures Management from 1983 to 1993. Mr. Steiner is also a director of The International Cornerstone Group, TravelSmith Outfitters and Frontgate which are consumer catalog companies. Mr. Steiner is also a director of The Horizons Initiative.

DIRECTORS; COMMITTEES

  The Company's By-Laws provide for a Board of Directors of one or more directors, and the number of directors is currently fixed at nine. Under the terms of the Company's Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering, the Board of Directors is composed of three classes of similar size, each elected in a different year, so that only approximately one-third of the Board of Directors is elected in any single year. Donald J. Steiner, John M. Reynolds and Gregg S. Newmark are designated Class I directors and have been elected for a term expiring in 1997 and until their successors are elected and qualified; Joshua Bekenstein, Linda Mason and Ernest C. Parizeau are designated Class II directors and have been elected for a term expiring in 1998 and until their successors are elected and qualified; and Roger H. Brown, Robert S. Benson and Dr. Sara Lawrence-Lightfoot are designated Class III directors and have been elected for a term expiring in 1999 and until their successors are elected and qualified. Executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board.

  The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Joshua Bekenstein and Ernest C. Parizeau, has the authority to approve salaries and bonuses and other compensation matters for officers of the Company, to approve employee health and benefit plans and to administer the Company's stock plans. The Audit Committee, consisting of John M. Reynolds and Ernest C. Parizeau, has the authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls and tax and other accounting related matters. The Company does not have a Nominating Committee.

DIRECTOR COMPENSATION

  Dr. Sara Lawrence-Lightfoot is paid $1,000 for each Board of Directors meeting attended. None of the other members of the Board of Directors of the Company receives any compensation.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table shows the cash compensation paid by the Company for services rendered during fiscal 1996, to the Chief Executive Officer and the three highest paid executive officers who received more than $100,000 in salary and bonus during fiscal 1996 (the "Named Executive Officers").

                                        ANNUAL COMPENSATION(1)
                                        ------------------------   ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY     BONUS(2)   COMPENSATION(3)
---------------------------             ----------- ---------------------------
Roger H. Brown.........................    $147,365    $50,000      $1,517
  Chairman and Chief Executive Officer
Linda A. Mason(4)......................    $ 51,106    $17,250      $  471
  President
Stephen I. Dreier......................    $133,446    $30,000      $1,416
  Chief Financial Officer, Secretary
and Treasurer
Mary Ann Tocio.........................    $132,615    $30,000      $1,474
  Chief Operating Officer

--------
(1) The Company did not grant options, make restricted stock awards, grant any stock appreciation rights or make long-term incentive payments to the Named Executive Officers during fiscal 1996.
(2) Bonuses indicated were paid in fiscal 1996 and were based upon the officer's performance in fiscal 1995.
(3) Consists of contributions made by the Company on behalf of the Named Executive Officers to the Company's 401(k) Plan.
(4) Ms. Mason was on maternity leave or worked part-time for all of fiscal
    1996.

  The table below sets forth information for the Named Executive Officers with respect to option values at June 30, 1996. None of the Named Executive officers exercised any options during the fiscal year 1996.

                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED IN-THE-MONEY
                         OPTIONS AT FISCAL YEAR END           OPTIONS AT FISCAL-YEAR-END
                         -------------------------------   ---------------------------------
                         EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
NAME                       (NUMBER)          (NUMBER)            ($)              ($)
----                     -------------    --------------   ---------------------------------
Roger H. Brown..........   55,200             8,000
Linda A. Mason..........   41,000             4,000
Stephen I. Dreier.......   22,640             6,760
Mary Ann Tocio..........   22,200             7,200

--------
(1) There was no public trading market for the Common Stock as of June 30, 1996. Accordingly, these values have been calculated on the basis of an
    initial public offering price of $     per share, less the applicable
    exercise price.

STOCK PLANS

  1987 Stock Option and Incentive Plan. The Company's 1987 Stock Option and Incentive Plan (the "1987 Stock Option Plan") was adopted by the Board of Directors on May 18, 1987 and approved by the Company's stockholders on May 18, 1988. The 1987 Stock Option Plan provides for the issuance of a maximum of 400,000 shares of Common Stock pursuant to the grant to employees and officers of "incentive stock options" within the meaning of the Internal Revenue Code, the grant of non-qualified stock options to service providers and directors of the Company, and the grant to employees, officers and directors to make direct purchases of stock of the Company. Options granted under the 1987 Stock Option Plan generally vest annually over a five-year or a seven-year period.

  As of September 30, 1996, options to purchase 303,071 shares of Common Stock at a weighted average exercise price of $3.14 per share were outstanding under the 1987 Plan. The 1987 Stock Option Plan is administered by the Compensation Committee of the Board of Directors.

  1996 Equity Incentive Plan. The Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan") was adopted by the Board of Directors on August 7, 1996 and by the Company's stockholders on October 17, 1996. The Equity Incentive Plan is subject to administration by the Board of Directors, unless the Board delegates such authority to a committee of the Board of Directors. The Equity Incentive Plan provides for the grant of a variety of stock and stock-based awards and related benefits, including stock options, restricted and unrestricted shares, deferred stock, performance awards, rights to receive cash or shares with respect to an increase in the value of the Common Stock, cash payments sufficient to offset the federal, state, and local ordinary income taxes of participants resulting from the transactions under the Equity Incentive Plan and loans to participants in connection with awards. The Equity Incentive Plan's eligibility criteria are intended to encompass those employees of the Company and its subsidiaries as well as other persons or entities, including directors, who are in a position to make a significant contribution to the success of the Company or its subsidiaries. There is no limitation on the number of shares issuable to any participant.

  The Equity Incentive Plan permits the granting of options that qualify as incentive stock options and nonqualified options. The option exercise price of each option shall be determined by the Board of Directors, but in the case of incentive stock options shall not be less than 100% of the fair market value of the shares on the date of grant (110% in the case of incentive stock options granted to an individual with stockholdings in excess of certain limits).

  In general, and except as otherwise determined by the Board of Directors, all rights under awards granted pursuant to the Equity Incentive Plan to which the participant has not become irrevocably entitled will terminate upon termination of the participant's employment, consulting or service relationship with the Company. No award granted under the Equity Incentive Plan (other than an award in the form of an outright transfer of cash or unrestricted stock) may be transferred other than by will or by the laws of descent and distribution and during a participant's lifetime an award requiring exercise may be exercised only by the participant (or in the event of the participant's incapacity, the person or persons legally appointed to act on the participant's behalf).

  Subject to adjustment for stock splits and similar events, the total number of shares of Common Stock that can be issued under the Equity Incentive Plan is 200,000 shares. No options or awards have been granted under the Equity Incentive Plan to date.

COMPENSATION COMMITTEE--INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of Joshua Bekenstein and Ernest C. Parizeau, neither of whom have served as officers of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each Selling Stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                       SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                           OWNED PRIOR                       OWNED AFTER
                                      TO OFFERING(1)(2)(3)     NUMBER OF  OFFERING(1)(2)(3)
                                      -----------------------   SHARES   ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER      PERCENT     OFFERED   NUMBER      PERCENT
------------------------------------  ------------ ----------  --------- ---------   ----------
The Bain Funds..........                   552,330     23.4%                                    %
Bain Capital, Inc.
Two Copley Place
Boston, MA 02116
Bessemer Venture
Partners................                   450,112     19.1%                                    %
1025 Old Country Road,
Suite 205
Westbury, NY 11590
Norwest Equity Partners
IV......................                   425,025     18.0%                                    %
40 William Street, Suite
305
Wellesley, MA 02181
William Blair Venture
Partners................                   258,900     11.0%                                    %
222 West Adams Street
Chicago, IL 60606
Boston Capital Ventures.                   151,794      6.4%                                    %
45 School Street
Boston, MA 02108
Family Ventures.........                    76,634      3.3%                                    %
c/o North American
Management Corp.
10 Post Office Square,
Suite 30
Boston, MA 02109
Joshua Bekenstein(4)+...                   555,473     23.5%                                    %
Ernest C. Parizeau(5)+..                   425,025     18.0%                                    %
Gregg S. Newmark(6)+....                   258,900     11.0%                                    %
Roger H. Brown(7)+*.....                   259,707     10.8%                                    %
Linda A. Mason(8)+*.....                   245,507     10.2%                                    %
Donald J. Steiner(9)+...                   151,794      6.4%                                    %
John M. Reynolds(10)+...                   100,364      4.2%                                    %
Stephen I. Dreier(11)*..                    22,640         **                                   **
Mary Ann Tocio(12)*.....                    22,200         **                                   **
Robert S. Benson(13)+...                     8,000         **                                   **
Dr. Sara Lawrence-
Lightfoot(14)+..........                     3,000         **                                   **
All Directors and
Executive Officers
  as a Group (11
persons)(15)............                 1,848,103     73.6%                                    %

--------
+ Director of the Company
* Named Executive Officer
** Less than one percent
(1) Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.
(2) For purposes of determining beneficial ownership of the Company's Common Stock, owners of options exercisable within 60 days are considered to be the beneficial owners of the shares of Common Stock for which such securities are exercisable.
(3) The percentage ownership of the outstanding Common Stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has converted his options into shares of Common Stock.
(4) Includes 552,330 shares of Common Stock owned by certain of The Bain Funds, with which the named stockholder is affiliated by virtue of being a general partner or principal, or a general partner or a principal of the general partner, of such fund, and as to whose shares he disclaims beneficial interest of, except to the extent of any individual interest in such entities.
(5) Includes 425,025 shares of Common Stock owned by certain of the funds of Norwest Venture Capital Management, Inc., with which the named stockholder is affiliated by virtue of being a general partner or principal, or a general partner or a principal of the general partner, of each of the funds, and as to whose shares he disclaims beneficial interest of, except to the extent of any individual interest in such entities.
(6) Includes 258,900 shares of Common Stock owned by certain of the funds of William Blair Venture Partners, with which the named stockholder is affiliated by virtue of being a general partner or principal, or a general partner or a principal of the general partner, of each of the funds, and as to whose shares he disclaims beneficial interest of, except to the extent of any individual interest in such entities.
(7) Includes 55,200 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996, 100,000 shares of Common Stock owned by Linda A. Mason and 4,507 shares held in joint tenancy with Linda A. Mason. Excludes 8,000 shares of Common Stock which are not exercisable within 60 days after September 30, 1996.
(8) Includes 41,000 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996, 100,000 shares of Common Stock owned by Roger H. Brown and 4,507 shares held in joint tenancy with Roger H. Brown. Excludes 4,000 shares of Common Stock which are not exercisable within 60 days after September 30, 1996.
(9) Includes 151,794 shares of Common Stock owned by Boston Capital Ventures, with which the named stockholder is affiliated by virtue of being a general partner or principal, or a general partner or a principal of the general partner, of such fund, and as to whose shares he disclaims beneficial interest of, except to the extent of any individual interest in such entities.
(10) Includes 33,160 shares of Common Stock held in the Reynolds Revocable Trust of July 1, 1983, 30,000 shares of Common Stock held by Bright Horizons Associates, and 5,000 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996.
(11) Includes 22,640 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996. Excludes 6,760 shares of Common Stock which are not exercisable within 60 days after September 30, 1996.
(12) Includes 22,200 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996. Excludes 7,200 shares of Common Stock which are not exercisable within 60 days after September 30, 1996.
(13) Includes 1,000 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996. Excludes 2,000 shares of Common Stock which are not exercisable within 60 days after September 30, 1996.
(14) Includes 3,000 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996. Excludes 2,000 shares of Common Stock which are not exercisable within 60 days after September 30, 1996.
(15) Includes 150,040 shares of Common Stock subject to purchase upon exercise of stock options exercisable within 60 days after September 30, 1996. Excludes 29,960 shares of Common Stock which are not exercisable within 60 days after September 30, 1996.

                             CERTAIN TRANSACTIONS

CERTAIN STOCK TRANSACTIONS

  In 1987, the Company issued 600,000 shares of its Series A Mandatorily Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") to certain directors and other investors at a per share purchase price of $3.33. Prior to the closing of the offering herein, each holder of the Series A Preferred Stock converted each share of such Series A Preferred Stock into one share of Common Stock of the Company.

  In October 1988, the Company also sold to certain directors and 5% stockholders or their affiliated entities an aggregate of 600,000 shares of Series B Mandatorily Redeemable Convertible Preferred Stock (the "Series B Preferred Stock") at a per share purchase price of $6.67. Prior to the closing of the offering herein, each holder of the Series B Preferred Stock converted each share of such Series B Preferred Stock into one share of Common Stock of the Company.

  On July 13, 1990, the Company issued to certain of its directors, executive officers and existing stockholders or their affiliated entities subordinated term notes (the "Bridge Notes") in an aggregate amount of $1,119,999.99 and warrants (the "Bridge Warrants") to purchase 84,000 shares of its Common Stock at an exercise price of $1.00 per share.

  In October and November of 1990, the Company issued to certain directors, executive officers and 5% stockholders or their affiliated entities an aggregate of 660,330 shares of Series C Mandatorily Redeemable Convertible Preferred Stock (the "Series C Preferred Stock," collectively with the Series A Preferred Stock and Mandatorily Redeemable Series B Preferred Stock, the "Convertible Preferred Stock") and warrants to purchase 103,049 shares of Common Stock (the "Series C Warrants" and, together with the Bridge Warrants, the "Warrants"), of which 4,000 of such Series C Warrants have been repurchased by the Company. The Series C Preferred Stock was sold at a price of $7.50 per share and the Series C Warrants were issued with an exercise price of $1.00 per share. In lieu of paying cash upon the exercise of the Warrants, the holders of Warrants have the right to have the Company convert, without the payment of cash, all or a portion of the Warrants into shares of Common Stock. The Bridge Notes were canceled in connection with the issuance of the Series C Preferred Stock. Prior to the closing of the offering herein, each holder of the Series C Preferred Stock converted each share of the Series C Preferred Stock into one share of Common Stock.

  On January 30, 1995, the Board of Directors extended the exercise period for the Warrants to October 12, 1997. In addition, on July 29, 1996 the Company amended its Certificate of Incorporation of the Company to extend the redemption date for the Series C Convertible Preferred Stock to October 1, 1997 and the redemption date for the Series A and Series B Convertible Preferred Stock to November 1, 1997.

  The holders of the Convertible Preferred Stock are entitled to require the Company to register under the Securities Act of 1933 (the "Act") up to a total of approximately 2,043,379 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or exercise of the Series C Warrants (the "Registrable Shares"). See "Shares Eligible for Future Sale--Registration Rights."

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Effective upon the closing of the offering, the authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, par value $.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of September 30, 1996, on a pro forma basis giving effect to the conversion of the Convertible Preferred Stock into 1,860,330 shares of Common Stock and the exercise of outstanding warrants to purchase 168,952 shares of Common Stock, there were 2,360,869 shares of Common Stock outstanding, held of record by 69 stockholders. Based on the number of shares
outstanding as of that date and giving effect to the issuance of      shares
of Common Stock offered by the Company hereby, there will be      shares of
Common Stock outstanding upon the closing of this offering. There will be no shares of Preferred Stock outstanding upon the closing of this offering.

  Each holder of Common Stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by the Company's stockholders. Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore. See "Dividend Policy." Upon liquidation or dissolution of the Company, subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to share ratably in all assets available for distribution to stockholders. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

  The Company's Amended and Restated Certificate of Incorporation provides that the Company may, by vote of its Board of Directors, designate the numbers, relative rights, preferences and limitations of one or more series of Preferred Stock and issue the securities so designated. Such provisions may discourage or preclude certain transactions, whether or not beneficial to stockholders, and could discourage certain types of tactics that involve an actual or threatened acquisition or change of control of the Company. The Company has no current intention to issue any of its unissued, authorized shares of Preferred Stock. However, the issuance of any shares of Preferred Stock in the future could adversely affect the rights of the holders of Common Stock. The Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by Delaware General Corporation Law. This provision does not prevent stockholders from obtaining injunctive or other relief against the directors nor does it shield directors from liability under federal or state securities laws.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  The Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Under the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Amended and Restated Certificate of Incorporation and Amended and Restated By-laws also provide that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws further provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

  The Company's Amended and Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Amended and Restated Certificate of Incorporation also contains provisions obligating the Company to indemnify its directors to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is       .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering based on the number of shares outstanding as of September 30, 1996, the Company will have outstanding shares of Common
Stock. Of these shares,      shares, including the      shares sold in the
offering, will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). Any shares purchased in the offering by an Affiliate of the Company may not be resold except pursuant to an effective registration statement filed by the Company or an applicable exemption from registration, including an exemption under Rule 144.

SALES OF RESTRICTED SHARES

  The remaining      shares of Common Stock are deemed "restricted securities"
under Rule 144. Of these restricted securities, up to      shares may be
eligible for sale in the public market
immediately after the offering pursuant to Rule 144(k) under the Securities
Act;      of these shares are subject to the lock-up agreements described below (the "Lock-up Agreements"). Beginning 90 days and 180 days after the
Effective Date, approximately an additional      and      Restricted Shares,
respectively, will first become eligible for sale in the public market pursuant to Rules 144 and 701 promulgated under the Securities Act, upon the expiration of certain Lock-up Agreements with the Underwriters, or as a result of a combination of the foregoing. Of the Restricted Shares that will first become eligible for sale in the public market 180 days after the Effective
Date, approximately     shares will be subject to certain volume and other
resale restrictions pursuant to Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated for purposes of such rule), including an Affiliate, who has beneficially owned restricted securities (as that term is defined in Rule 144) for a period of at least two years from the later of the date such restricted securities were acquired from the Company or the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately shares immediately after the offering) or the average weekly trading volume in the Company's Common Stock on the Nasdaq National Market or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period.

  Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a holder of such restricted securities who is not an Affiliate of the Company at the time of the sale and has not been an Affiliate of the Company from at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  Rule 701 under the Act provides that the shares of Common Stock acquired on the exercise of currently outstanding options may be resold by persons, other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

  No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Company's Common Stock.

LOCK-UP AGREEMENTS

  The Company and certain of its directors, officers and certain stockholders, including affiliates of the Company, who together own 2,164,809 shares of Common Stock, have agreed not to offer or sell or otherwise dispose of any Common Stock or any securities convertible into or exchangeable or exercisable for any such shares until the expiration of 180 days following the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. See "Underwriting."

STOCK OPTIONS

  The Company intends to file one or more registration statements on Form S-8 under the Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option and purchase plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Act. The Company expects to file these registration statements 90 days following the closing of the offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable.

REGISTRATION RIGHTS

  The holders of the Convertible Preferred Stock are entitled to require the Company to register under the Securities Act of 1933 (the "Act") up to a total of approximately 2,043,379 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or exercise of the Warrants (the "Registrable Shares"). The agreements governing the purchase of the Convertible Preferred Stock provide that in the event the Company proposes to register any of its securities under the Act at any time or times, the holders of the Convertible Preferred Stock, subject to certain exceptions, shall be entitled to include the Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. The holders of Convertible Preferred Stock have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Act with respect to their Registrable Shares if holders of the Convertible Preferred Stock holding at least 30% of the Registrable Shares held by all holders of Convertible Preferred Stock so request. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. Additionally, under a common stock purchase warrant (the "GreenTree Warrant") issued by the Company in connection with the acquisition of GreenTree, ServiceMaster has been granted certain "piggy-back" registration rights with respect to the 40,000 shares of Common Stock issuable upon exercise of the GreenTree Warrant.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representative, Alex. Brown & Sons Incorporated, have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Alex. Brown & Sons Incorporated....................................


       Total..........................................................
                                                                          ---
                                                                          ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representative of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $     per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $     per
share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representative of the Underwriters.

  The Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to
purchase up to      additional shares of Common Stock, at the initial offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common
Stock to be purchased by it shown in the above table bears to the      shares
of Common Stock offered hereby, and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those
on which the      shares are being offered.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

  The Company, each of its officers and directors, and certain of its security holders have agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters, except to the extent being sold in the offering. The Representative of the Underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to Lock-up Agreements. See "Shares Eligible for Future Sale."

  The Representative of the Underwriters has advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company, representatives of the Selling Stockholders and the Representative of the Underwriters. Among the factors to be considered in such negotiations are the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which this Company, representatives of the Selling Stockholders and the Representative of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. Application has been made to have the Common Stock approved for quotation on The Nasdaq National Market under the symbol "BRHZ."

                           VALIDITY OF COMMON STOCK

  The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, who advises the Company on labor and employment matters.

                                    EXPERTS

  The financial statements of each of Bright Horizons Children's Centers, Inc. and GreenTree Child Care Services, Inc. included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, as of the dates indicated in their reports appearing elsewhere herein and on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to above are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

BRIGHT HORIZONS CHILDREN'S CENTERS, INC.
  Report of Independent Accountants........................................  F-2
  Consolidated Balance Sheet...............................................  F-3
  Consolidated Statement of Income.........................................  F-4
  Consolidated Statement of Changes in Stockholders' Deficit...............  F-5
  Consolidated Statement of Cash Flows.....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7

GREENTREE CHILD CARE SERVICES, INC.
  Report of Independent Accountants........................................ F-17
  Balance Sheet............................................................ F-18
  Statement of Operations.................................................. F-19
  Statement of Changes in Stockholder's Deficit............................ F-20
  Statement of Cash Flows.................................................. F-21
  Notes to Financial Statements............................................ F-22

BRIGHT HORIZONS CHILDREN'S CENTERS, INC.
  Unaudited Pro Forma Combined Financial Data.............................. F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bright Horizons Children's Centers, Inc.

  The 1-for-5 reverse stock split described in Note 8 to the financial statements has not been consummated at October 29, 1996. When it has been consummated, we will be in a position to furnish the following report:

  "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Bright Horizons Children's Centers, Inc. and its subsidiaries at June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."




Price Waterhouse LLP

Boston, Massachusetts August 1, 1996

                    BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   PRO FORMA
                                              JUNE 30,              (NOTE 7)
                                      --------------------------    JUNE 30,
                                          1995          1996          1996
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......... $  4,087,939  $  4,583,257  $  4,583,257
  Accounts receivable, trade, net of
   allowance for doubtful accounts of
   $111,636 and $307,458 at June 30,
   1995 and 1996, respectively.......    1,799,504     2,162,615     2,162,615
  Prepaid expenses and other current
   assets............................      461,352     1,000,415     1,000,415
  Deferred income taxes..............      320,000     2,284,000     2,284,000
                                      ------------  ------------  ------------
    Total current assets.............    6,668,795    10,030,287    10,030,287
Fixed assets, net....................    4,701,859     8,206,073     8,206,073
Goodwill, net........................      491,346     2,185,202     2,185,202
Other intangible assets, net.........      520,000     1,782,334     1,782,334
Other assets.........................       88,060       131,471       131,471
Deferred income taxes................      500,000       894,000       894,000
                                      ------------  ------------  ------------
                                      $ 12,970,060  $ 23,229,367  $ 23,229,367
                                      ============  ============  ============
LIABILITIES, MANDATORILY REDEEMABLE
 CONVERTIBLE
 PREFERRED STOCK, AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
  Line of credit..................... $        --   $    500,000  $    500,000
  Current portion of long-term debt
   and obligations under
   capital leases....................      124,956       485,250       485,250
  Accounts payable and accrued
   expenses..........................    3,457,203     4,771,808     4,771,808
  Income taxes payable...............       33,452        87,856        87,856
  Deferred revenue...................    2,153,478     3,231,446     3,231,446
                                      ------------  ------------  ------------
    Total current liabilities........    5,769,089     9,076,360     9,076,360
Long-term debt and obligations under
capital leases.......................      748,701     4,247,559     4,247,559
Accrued rent.........................      384,085     1,665,279     1,665,279
Other long-term liabilities..........        6,917         6,917         6,917
Deferred revenue.....................          --        841,666       841,666
                                      ------------  ------------  ------------
                                         6,908,792    15,837,781    15,837,781
                                      ------------  ------------  ------------
Mandatorily redeemable convertible
 preferred stock, $.01 par value;
 1,860,330 shares authorized, issued
 and outstanding, at issuance cost
 plus accumulated dividends of
 $6,634,254 and $7,732,455 at June
 30, 1995 and 1996, respectively,
 none outstanding pro forma..........   17,508,535    18,606,736           --
                                      ------------  ------------  ------------
Stockholders' equity (deficit):
  Common stock, $.01 par value;
   3,000,000 shares authorized;
   320,740 and 330,426 shares issued
   and outstanding at
   June 30, 1995 and 1996,
   respectively, and 2,190,756 shares
   issued and outstanding pro forma..        3,207         3,304        21,907
  Additional paid-in capital.........       53,146        62,536    18,650,669
  Accumulated deficit................  (11,503,620)  (11,280,990)  (11,280,990)
                                      ------------  ------------  ------------
    Total stockholders' equity
   (deficit).........................  (11,447,267)  (11,215,150)    7,391,586
                                      ------------  ------------  ------------
Commitments (Note 12)................          --            --            --
                                      ------------  ------------  ------------
                                      $ 12,970,060  $ 23,229,367  $ 23,229,367
                                      ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                    BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                 YEAR ENDED JUNE 30,
                                         -------------------------------------
                                            1994         1995         1996
                                         -----------  -----------  -----------
Net revenues............................ $32,012,412  $43,693,026  $64,181,377
Cost of services........................  27,592,521   37,208,535   55,614,948
                                         -----------  -----------  -----------
  Gross profit..........................   4,419,891    6,484,491    8,566,429
General and administrative expenses.....   2,782,566    3,739,095    4,660,488
Marketing and development expenses......     794,738    1,435,423    1,715,724
Amortization of non-compete agreements..         --        80,000    1,680,031
                                         -----------  -----------  -----------
  Income from operations................     842,587    1,229,973      510,186
Interest income.........................      37,945       99,210       97,544
Interest expense........................     (55,074)     (78,549)    (291,899)
                                         -----------  -----------  -----------
  Income before income tax benefit......     825,458    1,250,634      315,831
Income tax benefit......................     319,000      382,000    1,005,000
                                         -----------  -----------  -----------
  Net income............................ $ 1,144,458  $ 1,632,634  $ 1,320,831
                                         ===========  ===========  ===========
Unaudited pro forma data (Note 1):
Net income per share....................                           $      0.51
                                                                   ===========
Weighted average number of common and
 common equivalent shares...............                             2,596,846
                                                                   ===========




   The accompanying notes are an integral part of the consolidated financial statements.

                    BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                           COMMON STOCK
                         ---------------- ADDITIONAL                   TOTAL
                         NUMBER OF  PAR    PAID-IN   ACCUMULATED   STOCKHOLDERS'
                          SHARES   VALUE   CAPITAL     DEFICIT        DEFICIT
                         --------- ------ ---------- ------------  -------------
Balance at June 30,
1993....................  316,603  $3,166  $49,031   $(12,083,412) $(12,031,215)
  Exercise of stock
   options..............    3,074      31    3,047            --          3,078
  Accretion of
   mandatorily
   redeemable
   convertible preferred
   stock dividends......      --      --       --      (1,099,099)   (1,099,099)
  Net income............      --      --       --       1,144,458     1,144,458
                          -------  ------  -------   ------------  ------------
Balance at June 30,
1994....................  319,677   3,197   52,078    (12,038,053)  (11,982,778)
  Exercise of stock
   options..............    1,063      10    1,068            --          1,078
  Accretion of
   mandatorily
   redeemable
   convertible preferred
   stock dividends......      --      --       --      (1,098,201)   (1,098,201)
  Net income............      --      --       --       1,632,634     1,632,634
                          -------  ------  -------   ------------  ------------
Balance at June 30,
1995....................  320,740   3,207   53,146    (11,503,620)  (11,447,267)
  Exercise of stock
   options..............    9,686      97    9,390            --          9,487
  Accretion of
   mandatorily
   redeemable
   convertible preferred
   stock dividends......      --      --       --      (1,098,201)   (1,098,201)
  Net income............      --      --       --       1,320,831     1,320,831
                          -------  ------  -------   ------------  ------------
Balance at June 30,
1996....................  330,426  $3,304  $62,536   $(11,280,990) $(11,215,150)
                          =======  ======  =======   ============  ============



   The accompanying notes are an integral part of the consolidated financial statements.

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                   YEAR ENDED JUNE 30,
                                             ----------------------------------
                                                1994        1995        1996
                                             ----------  ----------  ----------
Cash flows from operating activities:
 Net income................................  $1,144,458  $1,632,634  $1,320,831
 Adjustments to reconcile net income to net
  cash provided by operating activities,
  net of acquired amounts:
 Depreciation and amortization.............     647,231     871,320   2,831,208
 Loss (gain) on disposal of fixed assets...       7,430     100,123     (23,448)
 Write-down of impaired assets.............         --      160,923         --
 Decrease in goodwill from utilization of
 acquired tax benefits.....................         --          --    1,142,000
 Changes in assets and liabilities:
 Deferred income taxes.....................    (350,000)   (470,000) (2,358,000)
 Accounts receivable, trade................    (128,690)   (895,360)    300,598
 Prepaid expenses and other current
  assets...................................      74,232    (139,164)   (351,312)
 Accounts payable and accrued expenses.....     732,369     215,200     663,921
 Income taxes payable......................      15,000      18,452      54,404
 Deferred revenue..........................     550,503      10,144   1,409,138
 Accrued rent..............................       1,407      (9,475)    (68,252)
 Other long-term liabilities...............     (21,818)     (2,666)        --
                                             ----------  ----------  ----------
   Total adjustments.......................   1,527,664    (140,503)  3,600,257
                                             ----------  ----------  ----------
   Net cash provided by operating
    activities.............................   2,672,122   1,492,131   4,921,088
                                             ----------  ----------  ----------
Cash flows from investing activities:
 Purchase of short-term investments........    (400,000)        --          --
 Proceeds from sale of short-term
  investments..............................         --      400,000         --
 Additions to fixed assets, net of
  acquired amounts.........................  (1,006,108) (1,910,711) (1,715,577)
 Proceeds from disposal of fixed assets....       9,947      58,777      32,725
 (Increase) decrease in other assets.......     (77,318)        209     (39,204)
 Payment for acquisition, net of acquired
  cash.....................................         --     (509,874) (3,067,089)
                                             ----------  ----------  ----------
   Net cash used in investing activities...  (1,473,479) (1,961,599) (4,789,145)
                                             ----------  ----------  ----------
Cash flows from financing activities:
 Proceeds from issuance of common stock....       3,078       1,078       9,487
 Net borrowings under line of credit.......         --          --      500,000
 Principal payment of long-term debt and
  obligations under capital leases.........     (62,209)    (87,607)   (146,112)
                                             ----------  ----------  ----------
   Net cash provided by (used in) financing
    activities.............................     (59,131)    (86,529)    363,375
                                             ----------  ----------  ----------
   Net increase (decrease) in cash and cash
    equivalents............................   1,139,512    (555,997)    495,318
Cash and cash equivalents, beginning of
year.......................................   3,504,424   4,643,936   4,087,939
                                             ----------  ----------  ----------
Cash and cash equivalents, end of year.....  $4,643,936  $4,087,939  $4,583,257
                                             ==========  ==========  ==========
Supplemental disclosure of cash flow
information:
Cash paid during the year for interest.....  $   55,435  $   78,549  $   81,521
                                             ==========  ==========  ==========
Cash paid during the year for income taxes.  $   28,111  $   70,284  $  156,596
                                             ==========  ==========  ==========

Supplemental schedule of noncash investing and financing activities:

The Company acquired certain centers by entering into mortgages of approximately $978,000 (Note 6).

During fiscal years 1995 and 1996, capital lease obligations of $46,888 and $27,264, respectively, were incurred in connection with lease agreements for automobiles and office equipment.

The Company purchased child care management companies during the fiscal year 1995 and 1996. In conjunction with these acquisitions, liabilities were assumed as follows:

                                                           1995        1996
                                                        ----------  -----------
Fair value of assets acquired.......................... $1,186,939  $ 8,577,717
Cash paid..............................................   (509,874)  (3,067,089)
                                                        ----------  -----------
Liabilities assumed, including note payable............ $  677,065  $ 5,510,628
                                                        ==========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Bright Horizons Children's Centers, Inc. (the "Company") was incorporated on December 29, 1986, and is engaged in the development and management of high-quality work-site child care centers throughout the United States. The Company's primary customers are large companies as well as individual customers. The Company receives tuition and management fees for its services. The following is a summary of significant accounting policies employed by the Company in the preparation of the accompanying consolidated financial statements.

  Basis of Presentation--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

  Cash and Cash Equivalents--For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company invests excess cash in money market accounts, repurchase agreements, and certificates of deposit. Accordingly, the investments are subject to minimal credit and market risk. All of the Company's investments are classified as available-for-sale. The carrying amount approximates fair value because of the short maturity of the instruments.

  The Company at June 30, 1996 and periodically throughout the year has maintained cash balances in various operating accounts in excess of federally insured limits. The Company limits the amount of credit exposure with any one financial institution by evaluating the creditworthiness of the financial institutions with which it invests.

 Fair Value of Financial Instruments:

  Long-term Debt--The carrying amount approximates fair value. The fair value is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

  Mandatorily Redeemable Convertible Preferred Stock--The fair value of the mandatorily redeemable convertible preferred stock is estimated to be $23,254,125. Fair value is estimated based on common stock equivalent of the preferred stock at the fair market value of the common stock at June 30, 1996. This estimate is not necessarily indicative of the amount the holders could realize in a current market exchange.

  Revenue Recognition--Revenues are recognized as services are performed. Revenues consist primarily of tuition paid by parents, supplemented in some cases, by payments from corporate sponsors and, to a lesser extent, by payments from government agencies. Revenues also include management fees and reimbursable expenses paid by corporate sponsors. Tuition paid in advance is recorded as deferred revenue and recognized when services are performed.

  Fixed Assets--Fixed assets are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Maintenance and repairs are expensed as incurred.

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--
(CONTINUED)

  Intangibles--Goodwill is amortized on a straight-line basis over the estimated period benefited, not exceeding twenty-five years. Other intangible assets, primarily comprised of contract rights, unfavorable leases and non-compete agreements are amortized over the estimated period of benefit which ranges from 3 to 10 years. At June 30, 1995 and 1996, accumulated amortization of intangible assets was approximately $104,000 and $1,923,361, respectively.

  Advertising Costs--Advertising costs are expensed as incurred.

  Impairment Write-downs--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Income Taxes--The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss carryforwards.

  Unaudited Pro Forma Net Income Per Share--Pro forma net income per share is determined by dividing the net income attributable to common stockholders by the weighted average number of common stock and common stock equivalents outstanding during the period, assuming the conversion of all convertible preferred stock. Common stock equivalents (stock options and warrants) issued at prices below the offering price per share during the twelve months preceding the anticipated public offering of the Company's common stock have been included in the calculation of unaudited pro forma net income per share using the treasury stock method as if outstanding since the beginning of each period presented.

2. ACQUISITIONS

  Effective December 1, 1995, the Company acquired the business and some of the assets and liabilities of GreenTree Child Care Services, Inc. ("GreenTree"), a child care management company, for approximately $6,000,000, including a $3,000,000 note payable (see Note 6). The purchase price has been allocated based on the estimated fair value of the assets and liabilities acquired at the date of acquisition, $2,000,000 of the purchase price was ascribed to a non- compete agreement between the Company and The ServiceMaster Company, L.P. (the prior owner of GreenTree) and $1,000,000 of the purchase price was ascribed to contract rights acquired. The Company also issued a common stock purchase warrant for 40,000 shares of the Company's common stock at an exercise price of $17.50 per share which expires on November 30, 1998. No value was ascribed to the warrants upon issuance as such value was considered immaterial. The acquisition was accounted for by the purchase method. Accordingly, the operating results of the acquired company have been included from the date of the acquisition.

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

2. ACQUISITIONS--(CONTINUED)

  The following unaudited pro forma summary presents the consolidated results of operations assuming that the acquisition of GreenTree had occurred on July 1, 1994 and July 1, 1995. No adjustments are required to conform the accounting policies of the Company and GreenTree. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the transaction been effected on the date indicated above or of results which may occur in the future.

                                                          YEAR ENDED JUNE 30,
                                                        ------------------------
                                                           1995         1996
                                                        -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
  Net revenues......................................... $56,271,787  $70,440,949
  Net income (loss).................................... $  (505,387) $   987,862
  Unaudited pro forma net income per share (Note 1)....              $      0.38
                                                                     ===========

3. FIXED ASSETS

  Fixed assets consist of the following:

                                                                JUNE 30,
                                            DEPRECIABLE   ---------------------
                                           LIVES (YEARS)     1995       1996
                                          --------------- ---------- ----------
  Land...................................       --        $  459,438 $  821,938
  Buildings..............................       40           413,578  1,233,772
  Furniture and fixtures.................       10           990,982  2,604,747
  Office equipment.......................        5         1,162,879  1,625,219
  Educational equipment..................       3-7        1,381,504  1,754,029
  Playground equipment...................       15         1,003,875  1,091,921
  Leasehold improvements................. 3/Life of lease  1,600,087  2,341,541
  Automobiles............................        5           199,538    228,417
  Software...............................        3           147,249    168,573
                                                          ---------- ----------
                                                           7,359,130 11,870,157
  Less--accumulated depreciation and
   amortization..........................                  2,657,271  3,664,084
                                                          ---------- ----------
                                                          $4,701,859 $8,206,073
                                                          ========== ==========

  Fixed assets at June 30, 1995 and 1996 include automobiles and office equipment of $199,538 and $228,417, respectively, held under capital leases. Amortization expense relating to fixed assets under capital leases was $14,211, $18,440 and $26,459 for the years ended June 30, 1994, 1995 and 1996, respectively. Accumulated amortization relating to fixed assets under capital leases totaled $138,144 and $164,603 at June 30, 1995 and 1996, respectively.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                JUNE 30,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
  Accounts payable....................................... $  791,064 $  379,212
  Accrued payroll and employee benefits..................  1,771,261  2,867,750
  Accrued other expenses.................................    894,878  1,524,846
                                                          ---------- ----------
                                                          $3,457,203 $4,771,808
                                                          ========== ==========

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

5. LINE OF CREDIT

  In August 1994, the Company secured a $2,000,000 line of credit with a bank, which bears interest at the bank's prime rate (8.25% at June 30, 1996). At June 30, 1996, $500,000 was outstanding under the line. The credit line expired on September 30, 1996 at which time the Company can convert the outstanding borrowings to a term loan at the bank's prime rate plus 0.5%. The agreement requires the Company to comply with certain covenants which include, among other things, the maintenance of specified financial ratios and a prohibition on the declaration and payment of cash dividends. At June 30, 1996, the Company was in substantial compliance with the terms of the agreement.

6. DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

  Long-term debt and obligations under capital leases are summarized as follows:

                                                                 JUNE 30,
                                                            -------------------
                                                              1995      1996
                                                            -------- ----------
  Note payable--sixteen quarterly installments including
   interest of 8.25% (prime rate at June 30, 1996) with a
   final installment of $187,500
   due in November 2000.................................... $    --  $3,000,000
  Mortgage payable to bank in monthly installments of
   approximately $5,940 including interest at the bank's
   prime lending rate plus 1/4% (8.5% at June 30, 1996),
   with a final installment of approximately $2,200
   in June 2016; collateralized by related real estate.....      --     528,000
  Mortgage payable to bank in monthly installments of
   approximately
   $4,057 including interest of 9%, with the payment in
   full due
   in October 2000; collateralized by related real estate..      --     388,693
  Mortgage payable--monthly installments of approximately
   $507
   including interest of 9%, with the payment in full due
   in October 1998; collateralized by related real estate..      --      48,775
  Mortgage payable to bank in monthly installments of
   approximately
   $6,000 including interest at the bank's prime lending
   rate plus 1%
   (10% and 9.25% at June 30, 1995 and 1996, respectively),
   with a final installment of approximately $654,000 in
   November 1999; collateralized by related real estate....  666,344    658,583
  Notes payable--three semiannual installments including
   interest of 8%
   with a final installment of $42,280 due in December
   1996....................................................  150,000     42,280
  Obligations under capital leases at rates of 8% to 11.5%,
   collateralized by automobiles and certain office
   equipment; due in 1999..................................   57,313     66,478
                                                            -------- ----------
                                                             873,657  4,732,809
  Less--current portion....................................  124,956    485,250
                                                            -------- ----------
                                                            $748,701 $4,247,559
                                                            ======== ==========

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

6. DEBT AND OBLIGATIONS UNDER CAPITAL LEASES--(CONTINUED)

  Future minimum lease payments as of June 30, 1996 under capitalized leases are as follows:

         1997.......................................................... $24,889
         1998..........................................................  24,889
         1999..........................................................  24,889
         2000..........................................................   2,815
                                                                        -------
         Total minimum lease payments..................................  77,482
         Less--imputed interest........................................  11,004
                                                                        -------
         Present value, including current portion of approximately
          $18,783...................................................... $66,478
                                                                        =======

  Total interest expense on these leases was approximately $6,429, $1,569 and $6,875 for the years ended June 30, 1994, 1995 and 1996, respectively.

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                                               JUNE 30,
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
  Series A mandatorily redeemable convertible preferred
   stock, 600,000 shares authorized, issued and
   outstanding, at issuance cost plus accumulated
   dividends of $1,584,780 and $1,783,980 at June 30,
   1995 and 1996, respectively......................... $ 3,552,498 $ 3,751,698
  Series B mandatorily redeemable convertible preferred
   stock, 600,000 shares authorized, issued and
   outstanding, at issuance cost plus accumulated
   dividends of $2,671,589 and $3,069,989 at June 30,
   1995 and 1996, respectively.........................   6,657,979   7,056,379
  Series C mandatorily redeemable convertible preferred
   stock, 660,330 shares authorized, issued and
   outstanding, at issuance cost plus accumulated
   dividends of $2,377,885 and $2,878,486 at June 30,
   1995 and 1996, respectively.........................   7,298,058   7,798,659
                                                        ----------- -----------
                                                        $17,508,535 $18,606,736
                                                        =========== ===========

  Each share of Series A, Series B and Series C preferred stock is convertible into one share of common stock at the option of the holder or automatically at the closing of an underwritten public offering of the Company's common stock. The preferred stockholders are entitled to a liquidation preference of $3.33 per share of Series A preferred stock, $6.67 per share of Series B preferred stock and $7.50 per share of Series C preferred stock.

  The common stock and preferred stock shall vote together as a single class. The preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock can be converted.

  Dividends on the preferred stock are cumulative and accrue at a quarterly rate of $.083 per share of Series A preferred stock, $.166 per share of Series B preferred stock and $.1875 per share of Series C preferred stock on issued and outstanding shares for which full payment has been received.

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK--(CONTINUED)

  Dividends become payable when and if declared by the Board of Directors or upon redemption of the preferred stock. No accrued but then unpaid dividends shall be paid or payable upon the conversion of the preferred stock.

  The Company is required to redeem all of the outstanding shares of Series A preferred stock and Series B preferred stock on November 1, 1997 at a price of $3.33 and $6.67 per share, respectively, plus any accrued and unpaid dividends. In addition, the Company is required to redeem all outstanding shares of Series C preferred stock on October 1, 1997 at a price of $7.50 per share plus any accrued and unpaid dividends. The Company has recorded charges of $1,099,099, $1,098,201 and $1,098,201 to accumulated deficit for the years ended June 30, 1994, 1995 and 1996, respectively, to reflect the accretion of preferred stock dividends.

8. COMMON STOCK AND REVERSE STOCK SPLIT

  Certain shares of the Company's common stock, issued under the 1987 stock option plan, were issued pursuant to restricted stock purchase agreements providing the Company with a right of first refusal to repurchase any shares offered for sale.

  In connection with the issuance of the Series C redeemable convertible preferred stock and the issuance of convertible debt, which was subsequently retired, to stockholders in fiscal 1991, the Company issued warrants for the purchase of 183,049 shares of common stock. The warrants are exercisable at $1.00 per share and expire on the earlier of October 12, 1997 or the closing of a qualified public offering, as defined in the agreement. No value was ascribed to the warrants upon issuance as such value was considered immaterial. All warrants previously issued were outstanding at June 30, 1994, 1995 and 1996, respectively.

  In connection with the acquisition of GreenTree, the Company issued a common stock purchase warrant for 40,000 shares of the Company's common stock at an exercise price of $17.50 per share, which expires on November 30, 1998.

  On October 17, 1996, the Board of Directors authorized a 1-for-5 reverse stock split of the Company's common stock. All shares of common stock, common stock options and warrants, preferred stock conversion ratios and per share amounts included in the accompanying financial statements have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

9. STOCK OPTION PLAN

  In May 1987, the Company adopted a stock option plan which provides for the granting of both incentive stock options and nonqualified options. In fiscal 1996, the Board of Directors approved an additional 29,000 common shares available under the plan and also approved that 400 common shares be made available for each new center opened, bringing the total shares of the Company's common stock available under the plan from 358,800 to 400,000 at June 30, 1996. The option price for each incentive stock option shall not be less than the fair market value per share of common stock on the date of grant. The option price for each nonqualified option shall not be less than the lesser of (i) the book value per share of common stock as of the end of the immediately preceding fiscal year or (ii) 50% of the fair market value per share of common stock on the date of grant. Compensation cost for options that were granted at less than fair market value on the date of grant was immaterial. Options under the plan become exercisable over periods determined by the Board of Directors at a rate generally not to exceed 20% per year beginning with the first anniversary of the date of grant. Based upon the attainment of predetermined milestones, vesting may be accelerated for shares granted to certain individuals as determined by the Board of Directors (see
Note 13).

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

9. STOCK OPTION PLAN--(CONTINUED)

  The following is a summary of the stock option plan activity:

                                                                     EXERCISE
                                                          NUMBER OF  PRICE PER
                                                           SHARES      SHARE
                                                          --------- -----------
  Options outstanding at June 30, 1993...................  169,101
  Options granted........................................   58,800  $      1.25
  Options terminated.....................................  (9,326)  $1.00- 1.25
  Options exercised......................................  (3,074)  $1.00- 1.25
                                                           -------
  Options outstanding at June 30, 1994...................  215,501
  Options granted........................................   62,060  $1.25- 5.00
  Options terminated.....................................  (10,257) $1.00- 5.00
  Options exercised......................................   (1,063) $1.00- 1.25
                                                           -------
  Options outstanding at June 30, 1995...................  266,241
  Options granted........................................   39,480  $5.00-10.00
  Options terminated.....................................  (19,117) $1.00- 5.00
  Options exercised......................................   (9,686) $0.50- 1.25
                                                           -------
  Options outstanding at June 30, 1996...................  276,918
                                                           =======
  Options exercisable at June 30, 1996...................  174,409  $0.50-$5.00
                                                           =======

  There were 42,656 shares available for future grant under the stock option plan at June 30, 1996.

  In the event of termination of the optionee's relationship with the Company, options not yet exercised terminate at the earlier of sixty days or the end of the exercise period.

  In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation in accordance with APB Opinion No. 25. The Company will present in its annual financial statements the additional disclosures required by SFAS 123.

10. INCOME TAXES

  The components of the income tax benefit are as follows:

                                                   YEAR ENDED JUNE 30,
                                             ---------------------------------
                                               1994       1995        1996
                                             ---------  ---------  -----------
  Current:
    Federal................................. $  13,000  $  32,000  $    45,000
    State...................................    18,000     56,000      166,000
                                             ---------  ---------  -----------
                                                31,000     88,000      211,000
                                             ---------  ---------  -----------
  Benefit of acquired deferred tax assets
   applied to reduce goodwill...............       --         --     1,142,000
                                             ---------  ---------  -----------
  Deferred:
    Federal.................................  (312,000)  (353,000)  (2,159,000)
    State...................................   (38,000)  (117,000)    (199,000)
                                             ---------  ---------  -----------
                                              (350,000)  (470,000)  (2,358,000)
                                             ---------  ---------  -----------
  Income tax benefit........................ $(319,000) $(382,000) $(1,005,000)
                                             =========  =========  ===========

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

10. INCOME TAXES--(CONTINUED)

  Deferred tax assets and liabilities are as follows:

                                                               JUNE 30,
                                                        -----------------------
                                                           1995         1996
                                                        -----------  ----------
  Deferred tax assets:
    Net operating loss carryforwards................... $ 1,715,000  $1,229,000
    Accrued rent.......................................     166,000     643,000
    Deferred revenue...................................     120,000     411,000
    Bad debts..........................................      47,000     122,000
    Intangible assets..................................         --      750,000
    Other..............................................     213,000     439,000
                                                        -----------  ----------
  Gross deferred tax assets............................   2,261,000   3,594,000
  Deferred tax liabilities.............................     (52,000)        --
  Deferred tax asset valuation allowance...............  (1,389,000)   (416,000)
                                                        -----------  ----------
  Net deferred tax asset............................... $   820,000  $3,178,000
                                                        ===========  ==========

  The gross deferred tax assets at June 30, 1996 include $1,142,000 attributable to the acquisition of GreenTree on December 1, 1995. The deferred tax asset valuation allowance at June 30, 1996 relates solely to the net operating losses incurred by GreenTree before its acquisition by the Company. These losses are subject to limitation, and may only be used to offset future income generated by GreenTree on a separate company basis. As GreenTree has never reported net income and is not projected to generate income on a separate company basis, the realizability of this portion of the deferred tax asset cannot be reasonably assured. The Company released a deferred tax asset valuation allowance that was recorded at June 30, 1995 because the Company's history of sustained profitability, and projections of continued profitability and successful absorption of the operations of GreenTree led management to believe that it is more likely than not that the remaining deferred tax asset will be realized.

  The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                      YEAR ENDED JUNE 30,
                         -----------------------------------------------------
                           1994              1995               1996
                          AMOUNT     %      AMOUNT      %      AMOUNT      %
                         ---------  ---   -----------  ---   -----------  ----
  Taxes computed at
   federal statutory
   rate................. $ 281,000   34%  $   425,000   34%  $   107,000    34%
  Change in valuation
   allowance............  (652,000) (79)   (1,000,000) (80)   (2,530,000) (801)
  Benefit of acquired
   deferred tax assets
   applied to reduce
   goodwill.............       --   --            --   --      1,142,000   361
  State income taxes,
   net of federal
   benefit..............    52,000    6        93,000    7       210,000    66
  Meals and
   entertainment........       --   --            --   --         21,000     7
  Goodwill amortization.       --   --            --   --         24,000     8
  Effect of state tax
   rate change..........       --   --            --   --         20,000     7
  State franchise taxes.       --   --            --   --         10,000     3
  Permanent differences.       --   --         34,000    3           --    --
  Other.................       --   --         66,000    5        (9,000)   (3)
                         ---------  ---   -----------  ---   -----------  ----
    Income tax benefit.. $(319,000) (39)% $  (382,000) (31)% ($1,005,000) (318)%
                         =========  ===   ===========  ===   ===========  ====

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

10. INCOME TAXES--(CONTINUED)

    At June 30, 1996 the Company has federal net operating loss carryforwards of approximately $3,400,000 which expire at various dates through 2007 and state net operating loss carryforwards of approximately $1,388,000 which expire at various dates through 2005. Additionally, the Company has federal alternative minimum tax credit carryforwards of approximately $87,000 which may be used indefinitely to reduce federal income taxes.

    Subsequent ownership changes could limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability in future years.

11. EMPLOYEE RETIREMENT PLAN AND INCENTIVE COMPENSATION PLAN

    The Company has an employee retirement plan which meets the requirements of
Section 401(k) of the Internal Revenue Code. The plan allows employees meeting certain requirements to contribute up to 15% of their salary. The Company will contribute 25% of amounts contributed by employees, up to a maximum of 8% of their salary, with a vesting period of six years. Employees are vested in their contributions at all times. The Company also has incentive compensation plans for certain directors and faculty of the child care centers. These employees are rewarded financially for achieving performance milestones, as outlined in each plan. The expense for the 401(k) plan and the incentive compensation plan for the years ended June 30, 1994, 1995 and 1996, was approximately $118,000, $197,603 and $381,336, respectively.

12. COMMITMENTS

    The Company has noncancellable operating leases for its office and center facilities. Many of the leases contain renewal options for various periods. Certain leases contain provisions which include additional payments based upon revenue performance, enrollment or the level of the Consumer Price Index at a future date. Future minimum rental commitments as of June 30, 1996 under these leases are summarized as follows:

         FISCAL
         ------
         1997....................................................... $ 4,168,219
         1998.......................................................   4,187,968
         1999.......................................................   3,981,996
         2000.......................................................   3,662,442
         2001.......................................................   2,961,792
         Thereafter.................................................  13,885,730
                                                                     -----------
                                                                     $32,848,147
                                                                     ===========

    Total rent expense was $2,145,899, $2,404,386 and $3,663,265 for the years ended June 30, 1994, 1995 and 1996, respectively.

13. SUBSEQUENT EVENTS (UNAUDITED)

    On August 7, 1996, the Company adopted the 1996 Equity Incentive Plan which provides for the granting of incentive stock options, nonqualified options, stock appreciation rights and other common stock related awards.

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

13. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED)

  On October 17, 1996, the Board of Directors authorized an additional 9,000,000 shares of common stock, bringing the total number of common shares authorized to 12,000,000 shares. In addition, the Board of Directors authorized 3,000,000 shares of preferred stock that may be issued in one or more series and as may be determined by the Board of Directors, who may establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preference and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series without any further vote or action by the stockholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GreenTree Child Care Services,
Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of GreenTree Child Care Services, Inc. at December 31, 1994 and November 30, 1995 and the results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the eleven months ended November 30, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts July 2, 1996

                      GREENTREE CHILD CARE SERVICES, INC.

                                 BALANCE SHEET

                                                      DECEMBER 31, NOVEMBER 30,
                                                          1994         1995
                                                      ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................  $  308,804   $1,839,171
  Accounts receivable, trade, net of allowance for
   doubtful accounts of $133,000 and $88,190, at June
   30, 1994 and 1995 respectively....................     405,968      648,215
  Prepaid expenses and other current assets..........     189,501      240,479
                                                       ----------   ----------
    Total current assets.............................     904,273    2,727,865
Fixed assets, net....................................   1,526,297    2,100,116
Note receivable......................................      66,881          --
Other intangibles, net...............................      76,250       62,500
Other assets.........................................         --         4,208
                                                       ----------   ----------
                                                       $2,573,701   $4,894,689
                                                       ==========   ==========
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Payable to parent..................................  $3,986,219   $6,241,928
  Note payable to parent.............................     372,000      372,000
  Accounts payable and accrued expenses..............     843,303    1,111,422
  Deferred revenue...................................      53,026      118,346
                                                       ----------   ----------
    Total current liabilities........................   5,254,548    7,843,696
Accrued rent.........................................     253,490      349,447
                                                       ----------   ----------
                                                        5,508,038    8,193,143
                                                       ----------   ----------
Stockholder's deficit:
  Common stock, $.01 par value; 1,000 shares
   authorized,
   issued and outstanding............................          10           10
  Additional paid-in capital.........................      92,990       92,990
  Accumulated deficit................................  (3,027,337)  (3,391,454)
                                                       ----------   ----------
    Total stockholder's deficit......................  (2,934,337)  (3,298,454)
                                                       ----------   ----------
Commitments (Note 6).................................         --           --
                                                       ----------   ----------
                                                       $2,573,701   $4,894,689
                                                       ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                      GREENTREE CHILD CARE SERVICES, INC.

                            STATEMENT OF OPERATIONS

                                 YEAR ENDED DECEMBER 31,
                                 -------------------------  ELEVEN MONTHS ENDED
                                    1993          1994       NOVEMBER 30, 1995
                                 -----------  ------------  -------------------
  Net revenues.................. $ 7,812,591  $ 10,891,786      $13,076,925
  Cost of services..............   7,482,663    10,158,980       12,142,787
                                 -----------  ------------      -----------
    Gross profit................     329,928       732,806          934,138
  General and administrative
   expenses.....................     697,927       763,641          900,587
  Marketing and development
   expenses.....................     217,934       282,886          367,884
                                 -----------  ------------      -----------
    Loss from operations........    (585,933)     (313,721)        (334,333)
  Interest expense, net.........     (41,280)      (41,280)         (29,784)
                                 -----------  ------------      -----------
    Net loss.................... $  (627,213) $   (355,001)     $  (364,117)
                                 ===========  ============      ===========





    The accompanying notes are an integral part of the financial statements.

                      GREENTREE CHILD CARE SERVICES, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

                           COMMON STOCK
                          --------------- ADDITIONAL                  TOTAL
                          NUMBER OF  PAR   PAID-IN   ACCUMULATED  STOCKHOLDER'S
                           SHARES   VALUE  CAPITAL     DEFICIT       DEFICIT
                          --------- ----- ---------- -----------  -------------
  Balance at January 1,
   1993..................   1,000    $10   $92,990   $(2,045,123)  $(1,952,123)
    Net loss.............     --      --       --       (627,213)     (627,213)
                            -----    ---   -------   -----------   -----------
  Balance at December 31,
   1993..................   1,000     10    92,990    (2,672,336)   (2,579,336)
    Net loss.............     --      --       --       (355,001)     (355,001)
                            -----    ---   -------   -----------   -----------
  Balance at December 31,
   1994..................   1,000     10    92,990    (3,027,337)   (2,934,337)
    Net loss.............     --      --       --       (364,117)     (364,117)
                            -----    ---   -------   -----------   -----------
  Balance at November 30,
   1995..................   1,000    $10   $92,990   $(3,391,454)  $(3,298,454)
                            =====    ===   =======   ===========   ===========





    The accompanying notes are an integral part of the financial statements.

                      GREENTREE CHILD CARE SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                                                   ELEVEN MONTHS
                                         YEAR ENDED DECEMBER 31,       ENDED
                                         ------------------------  NOVEMBER 30,
                                            1993         1994          1995
                                         -----------  -----------  -------------
Cash flows from operating activities:
 Net loss..............................  $  (627,213) $  (355,001)  $ (364,117)
 Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
  Depreciation and amortization........      284,350      283,702      315,313
 Change in assets and liabilities:
  Accounts receivable, trade...........     (340,930)     119,787     (242,247)
  Prepaid expenses and other current
   assets..............................     (107,153)      23,998      (50,978)
  Note receivable......................        9,453       11,648       66,881
  Other assets.........................        4,811        4,811       (4,208)
  Accounts payable and accrued
   expenses............................      186,465      203,824      268,119
  Deferred revenue.....................       39,574         (974)      65,320
  Accrued rent.........................       69,494       81,911       95,957
                                         -----------  -----------   ----------
    Total adjustments..................      146,064      728,707      514,157
                                         -----------  -----------   ----------
   Net cash (used for) provided by
   operating activities................     (481,149)     373,706      150,040
                                         -----------  -----------   ----------
Cash flows from investing activities:
  Additions to fixed assets............     (691,156)    (265,124)    (875,382)
                                         -----------  -----------   ----------
   Net cash used for investing
   activities..........................     (691,156)    (265,124)    (875,382)
                                         -----------  -----------   ----------
Cash flows from financing activities:
  Net financing from parent............    1,238,940       33,572    2,255,709
                                         -----------  -----------   ----------
   Net cash provided by financing
   activities..........................    1,238,940       33,572    2,255,709
                                         -----------  -----------   ----------
   Net increase in cash and cash
   equivalents.........................       66,635      142,154    1,530,367
Cash and cash equivalents, beginning of
 period................................      100,015      166,650      308,804
                                         -----------  -----------   ----------
Cash and cash equivalents, end of
 period................................  $   166,650  $   308,804   $1,839,171
                                         ===========  ===========   ==========

    The accompanying notes are an integral part of the financial statements.

                      GREENTREE CHILD CARE SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GreenTree Child Care Services, Inc. (the "Company") was incorporated on April 1, 1990, and is engaged in the development and management of high-quality work-site child care centers. The following is a summary of significant accounting policies employed by the Company in the preparation of the accompanying financial statements.

  Cash and Cash Equivalents--For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition--Revenue is recognized as services are performed. Tuition paid in advance is recorded as deferred revenue and recognized when services are performed.

  Fixed Assets--Fixed assets are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Maintenance and repairs are expensed as incurred.

  Advertising Costs--Advertising costs are expensed as incurred.

  Expense Allocations--An intercompany charge was made by the former parent company for services rendered to the Company. Items subject to such a charge included rent, payroll and accounts payable services and other minor office charges and were allocated on the basis of related measures such as square footage and salary charges which management have deemed reasonable. The intercompany charges for such services totaled $133,250 for the year ended December 31, 1993, $124,620 for the year ended December 31, 1994 and $121,250 for the eleven months ended November 30, 1995. These expenses are charged to general use and administrative expenses.

  Income Taxes--The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss carryforwards.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                      GREENTREE CHILD CARE SERVICES, INC.

2. FIXED ASSETS

  Fixed assets consist of the following:

                                         DEPRECIABLE  DECEMBER 31, NOVEMBER 30,
                                        LIVES (YEARS)     1994         1995
                                        ------------- ------------ ------------
  Furniture and fixtures...............      10        $1,581,139   $2,114,998
  Software.............................       5           313,521      399,100
  Leasehold improvements............... Life of lease     159,320      349,916
  Automobiles..........................       3            13,869       13,869
                                                       ----------   ----------
                                                        2,067,849    2,877,883
  Less--accumulated depreciation and
   amortization........................                   541,552      777,767
                                                       ----------   ----------
                                                       $1,526,297   $2,100,116
                                                       ==========   ==========

  Depreciation and amortization expense related to fixed assets totaled $269,350 and $268,702 for the years ended December 31, 1993 and 1994, respectively and $301,563 for the period ended November 30, 1995.

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                       DECEMBER 31, NOVEMBER 30,
                                                           1994         1995
                                                       ------------ ------------
  Accounts payable....................................   $167,436    $  224,538
  Accrued payroll and employee benefits...............    271,742       307,088
  Accrued expenses....................................    404,125       579,796
                                                         --------    ----------
                                                         $843,303    $1,111,422
                                                         ========    ==========

4. BORROWINGS

  The Company has a note payable to parent of $372,000 at December 31, 1994 and November 30, 1995. The note bears interest at 11%. The note and interest is payable on demand.

  The Company also maintains an intercompany current account with its parent company. This account is non-interest bearing and is payable on demand.

                      GREENTREE CHILD CARE SERVICES, INC.

5. INCOME TAXES

  The components of the income tax provision are as follows:

                                                                      ELEVEN
                                                       YEAR ENDED  MONTHS ENDED
                                                      DECEMBER 31, NOVEMBER 30,
                                                          1994         1995
                                                      ------------ ------------
  Deferred:
   Federal...........................................     50,010       114,700
   State.............................................     11,590        26,580
                                                       ---------   -----------
                                                          61,600       141,280
  Valuation allowance................................    (61,600)     (141,280)
                                                       ---------   -----------
  Income tax provision...............................  $     --      $     --
                                                       =========   ===========
  Deferred tax assets and liabilities are as follows:
                                                      DECEMBER 31, NOVEMBER 30,
                                                          1994         1995
                                                      ------------ ------------
  Deferred tax assets:
   Net operating loss carryforwards..................  $ 463,550       416,020
   Accrued expenses..................................    255,150       360,550
   Fixed assets and intangibles......................    226,110       266,790
   Other.............................................     54,790        97,520
                                                       ---------   -----------
  Gross deferred tax assets..........................    999,600     1,140,880
  Deferred tax asset valuation allowance.............   (999,600)   (1,140,880)
                                                       ---------   -----------
  Net deferred tax asset.............................  $     --    $       --
                                                       =========   ===========

  The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                                               ELEVEN
                                         YEAR ENDED         MONTHS ENDED
                                        DECEMBER 31,        NOVEMBER 30,
                                            1994      %         1995      %
                                        ------------ ----   ------------ ----
  Taxes computed at federal statutory
   rate................................  $(120,700)   (34)%  $(123,800)   (34)%
  Change in valuation allowance........     61,600   17.4      141,280   38.8
  State income taxes, net of federal
   benefit.............................    (17,040)  (4.8)     (17,480)  (4.8)
  Effect of forfeited net operating
   loss carryforward...................     76,140   21.4          --     --
                                         ---------   ----    ---------   ----
  Income tax provision.................  $     --     -- %   $     --     -- %
                                         =========   ====    =========   ====

  At November 30, 1995, the Company has federal net operating loss carryforwards of approximately $1,072,000 which expire at various dates through 2005 and state net operating loss carryforwards of approximately $1,161,000 which expire at various dates through 2007.

  Subsequent ownership changes could limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability in future years.

                      GREENTREE CHILD CARE SERVICES, INC.

6. COMMITMENTS

  The Company has noncancellable operating leases for its office and center facilities. Many of the leases contain renewal options for various periods. Certain leases contain provisions which include additional payments based upon revenue performance, enrollment or the level of the Consumer Price Index at a future date. Future minimum rental commitments as of November 30, 1995 under these leases are summarized as follows:

         1996........................................................ $1,121,331
         1997........................................................  1,163,911
         1998........................................................  1,183,106
         1999........................................................  1,201,593
         2000........................................................  1,106,085
         Thereafter..................................................  1,830,292
                                                                      ----------
                                                                      $7,606,318
                                                                      ==========

  Total rent expense was $1,136,306 and $1,356,415 for the years ended December 31, 1993 and 1994, respectively and $1,450,271 for the period ended November 30, 1995.

7. SUBSEQUENT EVENT

  The ServiceMaster Company, L.P. (the owner of the Company) sold the Company to Bright Horizons Children's Centers, Inc. effective December 1, 1995.

                   BRIGHT HORIZONS CHILDREN'S CENTERS, INC.
                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The unaudited pro forma combined statement of operations for the fiscal year ended June 30, 1996 gives effect to the GreenTree acquisition as if it had occurred on July 1, 1995. The pro forma combined financial data has been prepared by management and should be read in conjunction with the notes included herewith, the Company's Consolidated Financial Statements, GreenTree's Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma combined financial data do not purport to represent what the Company's results of operations actually would have been had such transactions and events occurred on the dates specified, or to project the Company's results of operations for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FISCAL YEAR ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 HISTORICAL
                                   BRIGHT     HISTORICAL   PRO FORMA   PRO FORMA
                                 HORIZONS(A) GREENTREE(B) ADJUSTMENTS  COMBINED
                                 ----------- ------------ -----------  ---------
Net revenues...................    $64,181      $6,260       $ --       $70,441
Cost of services.                   55,615       6,014         --        61,629
                                   -------      ------       -----      -------
  Gross profit.................      8,566         246         --         8,812
General and administrative
expenses.......................      4,660         265          49(c)     4,974
Marketing and development
expenses.......................      1,716         183         --         1,899
Amortization of noncompete
agreements.....................      1,680         --          --         1,680
                                   -------      ------       -----      -------
  Income (loss) from
   operations..................        510        (202)        (49)         259
Interest income (expense), net.       (194)        (17)       (103)(d)     (314)
                                   -------      ------       -----      -------
  Income (loss) before income
   taxes.......................        316        (219)       (152)         (55)
Income tax benefit.............      1,005          (3)         41(e)     1,043
                                   -------      ------       -----      -------
  Net income (loss)............    $ 1,321      $ (222)      $(111)     $   988
                                   =======      ======       =====      =======
Net income per share(f)........    $  0.51                              $  0.38
                                   =======                              =======
Weighted average number of
 common
 and common equivalent
 shares(f).....................      2,597                                2,597
                                   =======                              =======

--------
(a) Includes results for GreenTree after its acquisition on December 1, 1995.
(b) Includes the five-month period of GreenTree results from July 1, 1995 to November 30, 1995 prior to its acquisition by Bright Horizons.
(c) Represents five months of additional expenses for the amortization of intangible assets and liabilities, including goodwill, contract rights and unfavorable leases acquired by Bright Horizons in the GreenTree acquisition as if the acquisition had occurred on July 1, 1995, using the straight line method over the estimated period of benefit.
(d) Represents five additional months of interest expense using the applicable interest rate on the note to ServiceMaster and amounts drawn on the Company's revolving line of credit to finance the GreenTree acquisition as if the acquisition had occurred on July 1, 1995.
(e) Reflects the tax benefit on interest expense using an assumed tax rate of 40%.
(f) Calculated on the basis described in Note 1 to Consolidated Financial Statements.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Dilution..................................................................   12
Capitalization............................................................   13
Selected Financial and Operating Data.....................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Business..................................................................   22
Management................................................................   32
Principal and Selling Stockholders........................................   37
Certain Transactions......................................................   39
Description of Capital Stock..............................................   40
Shares Eligible for Future Sale...........................................   41
Underwriting..............................................................   44
Validity of Common Stock..................................................   45
Experts...................................................................   45
Additional Information....................................................   45
Index to Consolidated Financial Statements................................  F-1

                                  -----------

 THROUGH AND INCLUDING        , 1996 (THE 25TH DAY AFTER THE DATE OF THIS PRO-
SPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPEC-TUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       Shares

                                BRIGHT HORIZONS
                           CHILDREN'S CENTERS, INC.

                                 Common Stock


                                  -----------
                                  PROSPECTUS
                                  -----------

                              Alex. Brown & Sons
                                 INCORPORATED


                                        , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

   ITEM                                                                AMOUNT
   ----                                                              ----------
   SEC Registration Fee............................................. $ 8,712.12
   NASD Filing Fee..................................................      2,800
   Nasdaq National Market Listing Fee...............................
   Blue Sky Fees and Expenses.......................................      5,000
   Transfer Agent and Registrar Fees................................
   Accounting Fees and Expenses.....................................
   Legal Fees and Expenses..........................................
   Printing Expenses................................................
   Miscellaneous....................................................
                                                                     ----------
     Total.......................................................... $
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Amended and Restated By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of this Registration Statement, the Registrant has issued the following securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

  On December 1, 1995, in connection with the acquisition of all the issues and outstanding of GreenTree from ServiceMaster, the Company issued a Promissory Note in the aggregate principal amount of $3.0 million and warrants to purchase 40,000 shares of the Company's Common Stock at an exercise price of $17.50 per share.

  The Company also issued options under its 1987 Stock Option Plan to purchase 160,340 shares of the Company's Common Stock at a weighted average exercise
price of $  .    shares have been issued upon exercise of such options.

  The options issued pursuant to paragraph above, and any shares issued upon the exercise of such options, were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act or Regulation D thereunder as a transaction not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following is a list of exhibits filed as a part of this registration statement.

 (a) Exhibits

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
     1*  -- Form of Underwriting Agreement
   3.1*  -- Amended and Restated Certificate of Incorporation (to become effective upon the Closing of the offering)
   3.2   -- Amended and Restated By-Laws of the Company
   4.1*  -- Specimen Certificate for Common Stock
   4.2   -- Purchase Agreement dated October 12, 1990 among the Company and certain Investors named therein
     5*  -- Opinion of Ropes & Gray
  10.1   -- 1987 Stock Option and Incentive Plan
  10.2   -- 1996 Equity Incentive Plan
    21*  -- Subsidiaries
  23.1*  -- Consent of Ropes & Gray (included in Exhibit 5)
  23.2   -- Consent of Price Waterhouse LLP
    24   -- Power of Attorney (see page II-3)
    27   -- Financial Data Schedule

--------
* To be filed by amendment.
 (b) The following Financial Statement Schedules of the Registrant for the Three Years Ended June 3, 1996 are included in this Registration Statement:


   Schedule II - Valuation and Qualiifying Accounts of Bright Horizons Children's Centers, Inc. for the three years ended June 30, 1995. All other schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.
ITEM 17. UNDERTAKINGS


  (a)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14-- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
  (b)The undersigned Registrant hereby undertakes that:


    (1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2)For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, MA on this 28th day of October, 1996.

                                          Bright Horizons Children's Centers,
                                          Inc.

                                          By:      /s/ Roger H. Brown
                                            -----------------------------------
                                                     ROGER H. BROWN
                                                CHAIRMAN OF THE BOARD AND
                                                 CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Roger H. Brown and Stephen I. Dreier, and each of them, with full power to them, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therein.

              SIGNATURE                        TITLE                 DATE


         /s/ Roger H. Brown            Chairman of the           October 28,
-------------------------------------   Board and Chief              1996
           ROGER H. BROWN               Executive Officer
                                        (Principal
                                        Executive Officer)

        /s/ Stephen I. Dreier          Chief Financial           October 28,
-------------------------------------   Officer, Secretary           1996
          STEPHEN I. DREIER             and Treasurer
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

        /s/ Joshua Bekenstein          Director                  October 28,
-------------------------------------                                1996
          JOSHUA BEKENSTEIN

        /s/ Robert S. Benson           Director                  October 28,
-------------------------------------                                1996
          ROBERT S. BENSON

              SIGNATURE                         TITLE                DATE


        /s/ John M. Reynolds            Director                 October 28,
-------------------------------------                                1996
          JOHN M. REYNOLDS

     /s/ Sara Lawrence-Lightfoot        Director                 October 28,
-------------------------------------                                1996
       SARA LAWRENCE-LIGHTFOOT

       /s/ Ernest C. Parizeau           Director                 October 28,
-------------------------------------                                1996
         ERNEST C. PARIZEAU

        /s/ Gregg S. Newmark            Director                 October 28,
-------------------------------------                                1996
          GREGG S. NEWMARK

         /s/ Donald J. Steiner          Director                 October 28,
-------------------------------------                                1996
           DONALD J. STEINER

          /s/ Linda A. Mason            Director                 October 28,
-------------------------------------                                1996
            LINDA A. MASON

                                                                     SCHEDULE II

                    BRIGHT HORIZONS CHILDREN'S CENTERS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                           ADDITIONS
                                    ------------------------
                         BALANCE AT   CHARGED      CHARGED   DEDUCTIONS    BALANCE
                         BEGINNING  TO COSTS AND  TO OTHER       AND      AT END OF
DESCRIPTION              OF PERIOD    EXPENSES   ACCOUNTS(1) WRITE-OFFS     PERIOD
-----------              ---------- ------------ ----------- -----------  ----------
Allowance for doubtful
accounts
  Year ended June 30,
   1994................. $   60,000   $69,821    $        0  $   (50,821) $   79,000
  Year ended June 30,
   1995.................     79,000    72,177             0      (39,541)    111,636
  Year ended June 30,
   1996.................    111,636    95,854       165,996      (66,028)    307,458

Deferred tax asset
valuation allowance
  Year ended June 30,
   1994................. $3,041,000   $     0    $        0  $  (652,000) $2,389,000
  Year ended June 30,
   1995.................  2,389,000         0             0   (1,000,000)  1,389,000
  Year ended June 30,
   1996.................  1,389,000         0     1,557,000   (2,530,000)    416,000

--------
(1) Amounts were acquired from the acquisition of GreenTree Child Care Services, Inc.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1*    Form of Underwriting Agreement
   3.1*  Amended and Restated Certificate of Incorporation (to become effective upon the Closing of the
         offering)
   3.2   Amended and Restated By-Laws of the Company
   4.1*  Specimen Certificate for Common Stock
   4.2   Purchase Agreement dated October 12, 1990 among the Company and certain Investors named therein
   5*    Opinion of Ropes & Gray
  10.1   1987 Stock Option and Incentive Plan
  10.2   1996 Equity Incentive Plan
  21*    Subsidiaries
  23.1*  Consent of Ropes & Gray (included in Exhibit 5)
  23.2   Consent of Price Waterhouse LLP
  24     Power of Attorney (See page II-3)
  27     Financial Data Schedule

--------
* To be filed by amendment.